As filed with the Commission on May 15, 2000              File No. ___________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           DRAGON PHARMACEUTICAL INC.
                 -----------------------------------------------
                 (Name of small business issuer in its charter)


              Florida                                 2384                               65-0142474
  --------------------------------         -----------------------------           -----------------------
  (State or other jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)              Classification Code)                  Identification No.)


      543 Granville Street, Suite 1200, Vancouver, British Columbia V6C IX8
      ----------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

      543 Granville Street, Suite 1200, Vancouver, British Columbia V6C IX8
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                         Longbin Liu, President and CEO
                           Dragon Pharmaceutical Inc.
                              543 Granville Street
                                   Suite 1200
                       Vancouver, British Columbia V6C IX8
                                  604-669-8817
            ----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Daniel B. Eng, Esq.
                               Roger D. Linn, Esq.
                           Bartel Eng Linn & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                           Proposed         Proposed
                                                            maximum         maximum        Amount of
       Title of each class of            Amount to be   offering price     aggregate      registration
    securities to be registered           registered       per share     offering price       fee
--------------------------------------- -------------- ---------------- ----------------  ------------
Common Stock to be offered by Selling
Stockholders                              7,279,000        $6.35(1)       $    46,221      $12,202.52

Common Stock for resale by holders of
Warrants assuming the exercise of such
Warrants                                  5,798,000        $6.35(2)       $36,817,300      $ 9,719.77

Total                                    13,077,000                       $    82,721      $21,922.29
                                        ============== =================  ==============  ============

-------------------------------

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of the Company's Common Stock on May 9, 2000, as reported on the NASD OTC Bulletin Board.

(2) Assumes that the holder of the warrant has exercised such warrant. Maximum offering price per share is based upon the average quotation of the high and low price per share of the Company's Common Stock on May 9, 2000, as reported on the NASD OTC Bulletin Board.

        The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                 Subject to Completion
                                                                May 15, 2000



                           DRAGON PHARMACEUTICAL INC.

                                  COMMON STOCK

                           --------------------------


     Certain stockholders of Dragon Pharmaceutical Inc. are hereby offering up to 13,077,000 shares of Common Stock in connection with (i) the resale of shares of Common Stock held by the Selling Stockholders, and (ii) the resale of shares of Common Stock held by the Selling Stockholders assuming the exercise of certain outstanding Warrants.

     We will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders. We will pay for expenses of this offering.

     Dragon's Common Stock is listed in the NASD "OTC Bulletin Board" under the symbol "DRUG." On March 31, 2000, the bid quotation for one share of Common Stock was $7.00. We do not have any securities that are currently traded on any other exchange or quotation system. The Selling Stockholders will attempt to sell the shares being offered in this Prospectus at the best market price obtainable.

        All dollar amounts refer to US dollars unless otherwise indicated.

                        --------------------------------

     Our business is subject to many risks and an investment in our Common Stock will also involve significant risks. You should carefully consider the various Risk Factors described beginning on page 5 before investing in the Common Stock.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------


                  The date of this Prospectus is May 15, 2000.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................4

THE OFFERING..................................................................8

USE OF PROCEEDS...............................................................8

PRICE RANGE OF COMMON STOCK...................................................9

DILUTION......................................................................9

DIVIDEND POLICY..............................................................10

MANAGEMENT'S DISCUSSION AND ANALYSIS
    AND PLAN OF OPERATIONS...................................................10

General .....................................................................11

Results of Operations........................................................11

Liquidity and Capital Resources..............................................12

BUSINESS.....................................................................13

MANAGEMENT...................................................................19

OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1999..........................23

SECURITY OWNERSHIP OF CERTAIN
    BENEFICIAL OWNERS AND MANAGEMENT.........................................26

PLAN OF DISTRIBUTION.........................................................28

DESCRIPTION OF CAPITAL STOCK.................................................34

LEGAL PROCEEDINGS............................................................35

LEGAL MATTERS................................................................35

EXPERTS .....................................................................35

AVAILABLE INFORMATION........................................................35

FINANCIAL STATEMENTS AND SCHEDULES...........................................35

                               PROSPECTUS SUMMARY

        This summary is intended to highlight information contained elsewhere in this Prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock. You should carefully read the entire Prospectus, including the documents and information incorporated by reference into it. This Prospectus contains forward-looking statements that are subject to risks and uncertainties, including those risk factors discussed elsewhere in this Prospectus.

Our Business

        Dragon Pharmaceutical Inc. ("Dragon" or "we" or the "Company"), a Florida corporation, is a development stage pharmaceutical and biotechnological company whose business plan is to develop, manufacture and market pharmaceutical products in China. Dragon's proprietary technology will allow it to produce drugs such as Erythropietin ("EPO") in an efficient and cost effective manner. Dragon's strategy is to use its biotechnological expertise to produce and market pharmaceutical products primarily in China through the acquisition of a manufacturing license and access to a production facility in China. To this end, Dragon acquired a 75% interest in Nanjing Huaxin Biotech Ltd., a Chinese pharmaceutical company and the largest domestic producer of Erythropoietin
(EPO). Since the acquisition, Huaxin's facilities have been upgraded to increase the production yield and decrease the cost of production for EPO.

        We initially plan to produce and market in China, the drug Erythropietin which is a glycoprotein that stimulates and regulates the rate of formation of red blood cells. EPO is used to offset the effects of kidney disease, chemotherapy and radiation therapy for treating cancer.

        We have achieved enhanced efficiencies in the production of EPO by utilizing a proprietary high-yield mammalian cell line and "vectoring process" which has been developed by Dragon.

        We will market EPO in China through Nanjing Huaxin whose marketing team has increased significantly since the acquisition of Nanjing Huaxin by Dragon.

        Dragon is a Florida corporation with its business offices located at 543 Granville Street, Suite 1200, Vancouver, British Columbia V6C IX8. Its telephone number is (604) 669-8817. Dragon also has offices located at 11th Floor, Suite 18-19, China World Tower 2, 1 Jianguomenwai Avenue, Beijing, 100004. Dragon has one wholly-owned subsidiary, Allwin Newtech Ltd., a corporation formed under the laws of British Virgin Islands which maintains its business office at East Asia Chambers, P.O. Box 901, Road Town, Tortola, British Virgin Islands.

Summary Of Risk Factors

        An investment in Dragon's Common Stock involves a number of risks which should be carefully considered and evaluated. These risks would include:

     o The fact that Dragon is a development stage company and has only a limited history of operating revenues; that the operating revenues are dependent on the sale of one drug; and to date the revenues have not been sufficient to cover expenses;

     o    The  technology   involved  in  developing  Dragon's  new  method  for
          commercially producing EPO is relatively new;

     o    The regulatory challenges of investing and doing business in China.


        For a more complete discussion of risk factors relevant to an investment in our Common Stock see the "Risk Factors" section.

The Offering

        The Selling Stockholders are registering for resale 13,077,000 shares of Dragon's Common Stock which they currently own or could acquire through the exercise of outstanding warrants.

Summary Consolidated Financial Data

        The summarized consolidated financial data presented below should be read in conjunction with the more detailed financial statements of Dragon and notes thereto which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."



                                                                                           For the period from
                                                                                            February 10, 1998
                                    For the year ended         For the period ended          (Inception) to
                                    December 31, 1999           December 31, 1998           December 31, 1999
                                    -------------------        --------------------        -------------------

Revenue                             $   1,008,936               $     9,737                   $  1,018,673

Loss from operations                   (2,701,033)                 (471,717)                    (3,262,750)

Loss per Share                              (0.27)                    (0.06)                           N/A

Working Capital                         8,405,788                 1,737,180                      8,405,788
(Deficit)

Total Assets                           16,740,037                 2,480,813                     16,740,037

Stockholders' Equity                   12,488,768                 1,737,180                     12,488,768
(Deficit)

                                  RISK FACTORS

        An investment in Dragon's Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in evaluating Dragon and its business before purchasing shares.

Dragon is a Development Stage Company with Limited Operating History Which Makes Future Performance Very Difficult to Predict.

        We are a development stage company which is primarily involved in the development, manufacture and marketing of the drug EPO. As a development stage company, we do not have a historical record of sales and revenues nor an established business track record.

        Our ability to successfully produce and sell EPO in China will depend on our ability to, among other things:

     o Continue to improve our technology to produce EPO in reliable quantities and at lower costs;

     o    Develop and expand the market for EPO in China; and

     o Obtain additional approvals and/or cooperation of the government of the People's Republic of China ("PRC") as necessary in the future to produce and market EPO in China.

        Given our limited operating history and revenues, there can be no assurance that we will be able to achieve any of these goals and develop a sufficiently large customer base to be profitable.

Lack of Profits and Negative Cash Flow.

        For the years ended December 31, 1999 and 1998, Dragon incurred comprehensive net losses of $2,791,033 and $471,717, respectively. As a result of these losses and negative cash flows from operations, Dragon's ability to continue operations will be dependent upon the availability of capital from outside sources unless and until it achieves profitability.

Dragon Will Need Substantial Capital in the Future to Fund its Business Growth. Due to Limited Revenues, this Capital Will Have to Be Obtained from Outside Sources. The Sale of Additional Equity to Raise Additional Funds Would Have a Dilutive Effect on Stockholder's Ownership.

        Given the risks in undertakings of this nature, there can be no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

     o We incur unexpected technical or regulatory difficulties in expanding our business operations in China;

     o We incur delays and additional expenses relating to our enhanced manufacturing technology for EPO; or

     o    We incur any significant unanticipated expenses.

        The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

        We may depend on outside capital to pay for the research and development and manufacturing of additional products. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these development costs or, if the capital is available, it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

        If we were unable to obtain financing in the amounts and on terms deemed acceptable, our business and future success may be adversely affected.

There Are Technical Risks Associated with Dragon's Technology Which Could Delay or Reduce the Realization of Lower Cost Production of EPO.

        We are currently utilizing our vector technology to produce EPO at lower costs, but our method for producing EPO on a commercial basis has only recently begun. Although results from recent independent tests and our production results have been encouraging, the ability of the current cell line to produce EPO at consistent levels is still being evaluated.


No Assurance That EPO Market Will Expand in China.

        We believe that there will be a large enough market to justify a large volume of EPO vials although we have not proven this to be the case. Among other marketing issues, vials of EPO must be lower priced, the Chinese medical community and consumers must be educated about the EPO, and export market opportunities must be studied. Further, we may be limited in our ability to sell EPO outside of China in some other countries due to EPO patent rights held by our competitors.

Lack of Patent and Copyright Protections for Dragon's Technologies Could Result in Duplication or Infringement Allegations by Competitors.

        Our   technology  is  not  protected  by  any  patents  or   copyrights.
Consequently,   other   competitors  could  copy  our  enhanced  EPO  production
technology.

        Furthermore, Amgen Inc. currently holds a United States patent to develop and produce EPO. Although no corresponding patent protection is applicable in China, there is no assurance that our current or future production of EPO will not be the subject of an infringement action in the future asserted by the holders of patent rights in the manufacture of EPO.

The Loss of Dragon's Key Technical Individuals Would Have an Adverse Impact on Future Development.

        Our performance is substantially dependent on the technical expertise of Dr. Liu and other key researchers. The loss of Dr. Liu or any of Dragon's key research personnel could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on Dr. Liu.

We Are Significantly Smaller than Some of Our Competitors and Consequently, We May Lack the Financial Resources Needed to Increase Market Share.

        We will encounter competition from other drug manufacturers and distributors and from other applicants for licenses and production permits in China. China's growing market for pharmaceutical products has attracted new market participants as well as expansion by established participants resulting in substantial and increasing competition. Many of our present and future competitors in the pharmaceutical market have substantially greater:

     o    financial, marketing, technical and manufacturing resources;

     o    name recognition, and

     o    experience in China.

        Our competitors may be able to respond more quickly to new or emerging advancements in the drug industry and to devote greater resources to the development, promotion and sale of their products.

        While we believe that our drug technology is competitive in producing EPO at a cost lower than our competitors, no assurances can be given that those competitors, in the future, will not succeed in developing better or more cost effective production techniques.

        In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach customers in China. This type of existing and future competition could affect our ability to form and maintain agreements with our marketing partners. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

The EPO Drug Must Compete with Alternative Drugs and Treatments.

        While EPO has been tested to be effective in treating anemia, other drugs and treatments currently exist or are in development which can also treat anemia. These alternative drugs or treatments could be proven more effective, less expensive or preferable to the Chinese customer than EPO. The inability of EPO to compare favorably to these alternative drugs would have an adverse affect on our business objectives.

Risks Relating to Doing Business in the People's Republic of China.

        Virtually all of the Company's production is conducted in China. Consequently, investment in the Company may be adversely affected by the political, social and economic environment in the People's Republic of China ("PRC"). Under its current leadership, the PRC has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the PRC government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of the PRC.

        Our business and prospects are dependent upon agreements with various entities controlled by PRC governmental instrumentalities. Our operations and prospects would be materially and adversely affected by the failure of such governmental entities to honor these contracts, and, if breached, it might be difficult to enforce these contracts in the PRC. Furthermore, our activities in the PRC are by law subject, in some circumstances, to administrative review and approval by various national and local agencies of the PRC government. The inability to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

        The PRC does not have a well-developed, consolidated body of law governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation. In addition, the legal system of the PRC relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. If for any reason we were required to discontinue or move our manufacturing operations outside of the PRC, our profitability, competitiveness and market position could be materially jeopardized, and there can be no assurance that we could continue our manufacturing operations elsewhere.

Trading of Our Stock May Be Restricted by the SEC's Penny Stock Regulations Which May Limit a Stockholder's Ability to Buy and Sell our Stock.

        The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Dragon's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination of the purchaser and receive the purchaser's written agreement of the transaction prior to the sale. Consequently, these rules may affect the ability of broker-dealers to trade Dragon's securities and affect the ability of existing stockholders to sell their shares in the secondary market.

Concentration   of  Voting  Share   Ownership   Could  Allow  a  Relatively  Few
Stockholders to Influence the Affairs of Dragon.

        Stockholders owning a majority (i.e. 51%) of Dragon's outstanding voting stock represent the ultimate control over Dragon's affairs. Four stockholders currently control approximately 34% of the outstanding shares of Dragon's Common Stock. As a result of this ownership, these Stockholders will be able to influence share voting regarding the election of directors and approving major transactions.

No Dividends are Expected to be Declared in the Foreseeable Future.

        We have not declared or paid any dividends on our Common Stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

                                  THE OFFERING

        The Selling Stockholders are offering for resale up to 7,279,000 shares of Common Stock and up to 5,858,000 shares of Common Stock assuming the exercise of outstanding warrants.

        4,258,000 of the shares of Common Stock and the Warrants were issued in connection with a private placement of 4,258,000 Units to investors at $2.50 per Unit. Each Unit consists of one share of Common Stock and a Warrant to purchase one share of Common Stock at $2.50 per share.

        2,119,000 shares and warrants to purchase an additional 940,000 shares at $1.00 per share, which are being registered for resale in this Prospectus, were issued in connection with Dragon's acquisition of all of the issued and outstanding shares of Allwin Newtech Ltd. Allwin Newtech is now a subsidiary of Dragon. An additional 60,000 shares being registered were issued pursuant to the exercise of warrants issued in connection with the acquisition of Allwin Newtech Ltd.

        The balance of 1,442,000 shares of common stock were issued pursuant to foreign placements or stock bonuses to certain creditors of Dragon or the exercise of incentive stock options.

        The shares of Common Stock offered for resale and the shares of Common Stock to be issued upon the exercise of the Warrants may be sold in a secondary offering by the Selling Stockholders by means of this Prospectus.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants referred to in this Prospectus. The proceeds from the exercise of Warrants, if any, will be used for corporate working capital.

                           PRICE RANGE OF COMMON STOCK

         Dragon's Common Stock began trading on the NASD's OTC Bulleting Board under the symbol "DRUG" on October 9, 1998. The following quotations reflect the high and low bids for Dragon's Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of Dragon's Common Stock on a quarterly basis since October 9, 1998, are as follows:


                                      Common Stock
Quarter Ended                  High                   Low
---------------------         ------                -------
March 31, 2000                 $9.00                 $4.37
December 31, 1999              $3.69                 $1.63
September 30, 1999             $3.38                 $2.25
June 30, 1999                  $3.19                 $1.88
March 31, 1999                 $2.00                 $1.00
December 31, 1998              $1.50                 $ .94
October 9, 1998                $ .75                 $ .75


         Our management is of the view that our market capitalization, being the number of shares of our Common Stock outstanding multiplied by the trading price of those shares, may not reflect the true value of the Company. The actual daily trading volume of our Common Stock over the past three months has averaged less than 56,900 shares which indicates that the ability of our Stockholders to realize the current trading price of the shares they hold may fluctuate if any substantial number of shares were to be offered for sale. In addition, due to the extremely limited nature of the market for our Common Stock, any significant trading may have a dramatic effect on the price of our Common Stock.

         As of March 31, 2000, we had 15,160,000 shares of Common Stock outstanding and approximately 83 stockholders of record. This number does not include stockholders who hold our securities in street name.

         12,160,000 of the currently outstanding shares of Dragon's common stock are subject to the resale limitations of Rule 144 of the Securities Act. Of the shares subject to the resale limitations of Rule 144 outstanding as of March 31,
2000, 7,000,000    shares of common  stock have been held for at least one year and, as a result, could be sold pursuant to the terms and limitations of Rule 144(e).

                                    DILUTION

         During 1999, Dragon has issued shares of its common stock for $2.50 per share as compared to an offering price of approximately $6.35 per share pursuant to this Prospectus.

         The following table illustrates the per share dilution to an investor purchasing the common stock offered herein assuming the sale of the shares at a price of $6.35 per share.

Purchase price per Share                        $     6.35

Net tangible book value per Share
based on Dragon's December 31,
1999 financial statements(1)(2)                 $     1.086

Increase to Selling Stockholders
attributable to the sale of shares of
Common Stock in this Offering                   $     3.85

Dilution per Share to Investors(3)              $     5.544

Dilution to Investors as a percent of
offering price                                       83.62 %

-------------------------

(1) Net tangible book value per Share is determined by dividing the number of shares outstanding into the tangible net worth of Dragon (tangible assets less liabilities as of December 31, 1999). (See Dragon's Consolidated Balance Sheet as of December 31, 1999 at page F-2 of this Prospectus.)

(2) Net tangible book value per share is based upon the shares outstanding as of December 31, 1999.

(3) Dilution is determined by subtracting net tangible book value per share from the amount paid per share by new Investors.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             AND PLAN OF OPERATIONS

         This discussion, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including quarterly and yearly fluctuations in results, the timely availability of Dragon's pharmaceutical products, the impact of competitive products and treatments, and the other risks described in this report. These forward-looking statements speak only as of the date hereof and should not be given undue reliance. Actual results may vary significantly from those projected.

Plan of Operations

         In order to expand our operations we will need additional capital. We do not have any commitments from any source to provide additional capital. Our current working capital will provide all anticipated capital requirements over the next twelve months. Approximately $4 million has been budgeted to finance the research and development of the Company's technology and its application to new products over the next 12 months. As a result of this increased business activity, we expect general and administrative expenses and compensation costs to increase from current levels.

         An essential element of the Company's business plan is to apply for and to obtain various licenses and operating permits from various national and local agencies of the PRC for new biodrug production and marketing. The Company currently possesses the requisite production licenses for EPO.

         Since  inception,  we have  relied  on  equity  financings  to fund our operations. Funds required to finance our future production expansions, marketing efforts and ongoing business are expected to come primarily from debt and equity financing with the remainder provided from operating revenues which began in September, 1999. Operating revenues to date have been substantially less than the cost of operations. However, recent financings completed by management are deemed adequate to meet our anticipated working capital needs over the next 12 months.

General

The following discusses the Company's financial condition and results of operations based upon the Company's consolidated financial statements which have been prepared in accordance with generally accepted accounting principles.

The Company was formed on August 22, 1989, under the name First Geneva Inc. First Geneva Investment's business was to evaluate businesses for possible acquisition. On July 28, 1998, First Geneva Investment entered into a share exchange agreement with Allwin Newtech Ltd. Allwin Newtech was formed in 1998 for the purpose of developing and marketing pharmaceutical drugs for sale in China. Prior to the acquisition of Allwin Newtech, First Geneva Investments had no operations. On September 21, 1998, First Geneva Investments changed its name to Dragon Pharmaceutical Inc. On July 27, 1999 Dragon acquired a 75% interest in Nanjing Huaxin Biotech Co., Ltd. which manufactures EPO in China.

Results of Operations

For the Fiscal Years Ended December 31, 1999 and 1998.

Revenues. For the period from February 10, 1998 to December 31, 1998, Dragon had no revenues. For the year ended December 31, 1999, Dragon had revenues of $989,539. Revenues were attributable to sales of pharmaceutical drugs produced by Nanjing Huaxin subsequent to July 27, 1999. Cost of sales of $204,473 is attributed to the production costs of the pharmaceutical products. During 1999 Dragon had interest income of $19,397 compared to interest income of $9,737 for the period ended December 31, 1998. Interest income is related to interest earned on cash received from the private placement of common stock during the last six months of 1998 and in 1999.

Expenses. Total expenses for the fiscal year ended December 31, 1999 were $3,650,342 as compared to $481,454 for the period ended December 31, 1998. The primary expense incurred in 1999 related to stock option compensation of
$1,876,000 and represented approximately 51% of total expenses. This compensation included both new options granted to employees, directors and advisors to the Company and the vesting of options granted in previous fiscal years. Selling expenses increased from none during 1998 to $619,676 in 1999. This increase represents the Company's increased marketing activity in China. Other significant expenses in 1999 included loan interest of $326,623 (including both common shares and cash), depreciation of intangible assets of $135,931, travel of $113,415, salaries and benefits of $151,598, and management fees of $96,000. Management fees relate to the payment of two directors for services in the amount of $96,000 per annum. The depreciation of intangible assets relates to the amortization of the drug license to produce EPO.

The primary expenses incurred during 1998 related to stock option compensation of $300,000, management fees of $41,943, travel of $41,784, and legal of $23,241. Stock option compensation of $300,000 related to stock options granted to officers and directors of the Company, management fees of $41,943 related to the payment to two directors for services, $41,784 related to travel to China to evaluate pharmaceutical companies and legal expenses related to the reorganization of Allwin Newtech and the raising of capital.

Net and Comprehensive Loss. Dragon had a net loss of $2,845,879 and a comprehensive loss of $2,791,033 for the fiscal year ending December 31, 1999 compared to a net loss of $471,717 and a comprehensive loss of $473,862 for the period February 10, 1998 to December 31, 1998. Calculated in the comprehensive loss for 1999 was a minority interest gain of $54,846. The comprehensive loss for 1998 included a foreign currency translation adjustment of $2,145 related to Dragon's operations in China.

Liquidity and Capital Resources

Dragon is a development stage pharmaceutical and biotechnological company that has commenced the manufacture and marketing of pharmaceutical products in China through its 75% equity interest in Nanjing Huaxin Biotech. Previously, the Company has raised funds through equity financings to fund its operations and to provide working capital. The Company currently has no plans for further equity financings but may finance future operations through additional equity financings. As of December 31, 1999 and 1998 the Company's working capital was $8,405,788 and $829,493, respectively. The increase in working capital during 1999 was due to a private placement conducted in the latter part of 1999 that provided gross proceeds of $10,645,000. The Company showed Subscriptions Receivable totaling $9,320,000 at December 31, 1999 with the balance of subscription proceeds being received by the Company subsequent to the previous fiscal year end.

In September 1998, the Company raised $1 million through the sale of 2,000,000 shares of common stock. The proceeds raised were for working capital. In April 1999, the Company entered into a $600,000 loan agreement. The $600,000 loan bears interest at 8% and is due in 6 months with the right of the Company to extend the maturity date by an additional six months in September 1999. As an additional inducement, the Company issued 90,000 shares of common stock to the lender. In September 1999 the Company exercised its option to extend the loan by a period of 6 months. This debt was subsequently converted into common stock.

On October 14, 1999, the Company entered into securities purchase agreements with two investors located in Hong Kong. Under the terms of this agreement, the investors purchased, in the aggregate, 600,000 shares of common stock at $2.50 per share, with the Company raising in the aggregate $1.5 million.

On December 31, 1999 the Company closed a private placement raising $10,645,000 through the issue of 4,258,000 shares of common stock at a price of $2.50 per share. $600,000 of the gross proceeds from the December 1999 offering represented the conversion of the outstanding debt by the lenders into shares of common stock of the Company at a price of $2.50 per share.

                           ---------------------------

                                    BUSINESS


General

        Dragon is a development stage pharmaceutical and biotechnological company whose business plan is to develop, manufacture and market pharmaceutical products in China. Dragon has acquired a 75% interest in a drug manufacturing company located in Nanjing City, China and is currently implementing its proprietary technology which will allow it to produce drugs such as
Erythropoietin (EPO) in an efficient and cost-effective manner. Dragon's strategy is to use its biotechnological expertise to produce and market pharmaceutical products primarily in China at costs which will be lower than those currently available.

Corporate History

Merger with First Geneva Investments, Inc.

        Dragon was originally formed on August 22, 1989, as First Geneva Investments, Inc. First Geneva Investments was formed for the purpose of evaluating and acquiring businesses. From 1989 to 1998, First Geneva Investments had no significant activity. On August 17, 1998, pursuant to a share exchange agreement, First Geneva Investments issued 7,000,000 shares of its Common Stock and warrants to purchase 1,000,000 shares of its Common Stock in exchange for all of the outstanding shares of Allwin Newtech Ltd., a British Virgin Islands corporation. Allwin Newtech Ltd. was formed on February 10, 1998 for the purpose of developing pharmaceutical products in China. Allwin Newtech owns certain technology used to enhance the efficiency of producing EPO. As a result of the acquisition, the former shareholders of Allwin Newtech became 87.5% shareholders of First Geneva Investments and Allwin Newtech became its wholly-owned subsidiary. On September 21, 1998, First Geneva Investments changed its named to Dragon Pharmaceutical Inc.

Dragon's Joint Ventures with Other Companies

        On April 18, 1998, Allwin Newtech entered into a contract to acquire a 75% interest in Sanhe Kailong Bio-pharmaceutical Limited, a corporation organized under the laws of China. Since that time, Allwin Newtech has increased its interest in Sanhe Kailong Bio-pharmaceutical Limited to 95%. The other 5% joint venture partner is Sinoway Biotech Limited. Sanhe Kailong was formed in 1998 for the purpose of developing, manufacturing and marketing pharmaceutical products in China. For its initial 75% interest, Allwin Newtech agreed to contribute approximately $1,000,000 and its technology to Sanhe Kailong. For its initial 25% interest, Sinoway Biotech has contributed a contract to purchase a license to manufacture EPO and other drugs in China and a right to purchase 25 acres of land at a pharmaceutical park located in the Yanjiao Special Economic Zone, China. Sanhe Kailong has yet to begin operations. Upon the acquisition of Allwin Newtech's stock by Dragon, Dragon assumed Allwin Newtech's position in this joint venture and is currently evaluating its option under the joint venture agreement. To increase Allwin Newtech's position from 75% to 95% in Sanhe Kailong, Dragon has agreed to pay $250,000 and 250,000 shares of Dragon's Common Stock. Payment of the funds and issuance of the shares has not yet occurred.

        On July 27,1999, Allwin Newtech entered into a share transfer agreement with the Nanjing Medical Group Ltd. whereby Allwin Newtech will have the right to purchase from the Nanjing Medical Group up to 75% of its equity interest in Nanjing Huaxin Biotech Co. Ltd. under the terms of the share transfer agreement. The total purchase price for the 75% equity interest was $4.2 million. Of the $4.2 million, $1,218,100 has been allocated as working capital for the joint venture. As at February 29, 2000, Dragon had fulfilled all payment obligations for the Nanjing Huaxin acquisition.

        Nanjing Huaxin is located in Nanjing City, China and owns a license and production permit for the manufacture of EPO in China. Nanjing Huaxin currently manufactures approximately 300,000 doses of EPO annually; however Dragon believes the Nanjing Huaxin EPO production has been hampered by out-of-date technology. As part of our business strategy, Dragon has supplied management assistance and capital investment to upgrade Huaxin's facilities and implemented Dragon's production technology to increase production efficiency and decrease production costs. Nanjing Huaxin's board of directors shall consist of five directors of which three shall be appointed by Allwin Newtech. Nanjing Huaxin was previously part of Nanjing Research Institute of Military Medical Science, a corporation operated by the Chinese military.

Pharmaceutical Product

        Erythropoietin. EPO is a glycoprotein that stimulates and regulates the rate of formation of red blood cells. In the adult human, EPO is produced by the kidneys and acts on precursor cells to stimulate cell proliferation and differentiation into mature red blood cells. Kidney disease and chemotherapy or radiation therapy for treating cancer may impair the body's ability to produce EPO and, in turn, reduce the level of red blood cells to less than one-half that of healthy humans. The shortage of red blood cells leads to insufficient delivery of oxygen throughout the body. The result is anemia, which afflicts 90% of all dialysis patients.
Symptoms of anemia include fatigue and weakness.

        One of the treatments for anemia is to provide EPO protein. This treatment is administered through dialysis tubing or by injection approximately three times per week, either intravenously or subcutaneously. EPO is most commonly administered to people with chronic renal failure, HIV patients being treated with anti-viral drugs, and cancer patients on chemo or radiation therapy. The treatment is less dangerous and generates fewer adverse side effects than the alternatives, which include blood transfusions and androgen therapy. However, side effects of EPO may include hypertension, headaches, shortness of breath, diarrhea, rapid heart rate and nausea.

        Nanjing Huaxin currently produces EPO in China for kidney dialysis applications and Chinese governmental approval for cancer therapy applications is anticipated by July of 2000.

        Originally, we contemplated entering the EPO market by acquiring an EPO license and building a manufacturing facility which would have required a large capital investment. We are currently evaluating various options and have acquired a 75% interest in Nanjing Huaxin which has an existing facility and necessary permits and licenses. Nanjing Huaxin has previously been producing an estimated 300,000 vials of EPO per year and markets its EPO under the name "Ning Hong Xin."

Proprietary Biotechnology

        Dragon's Technology. We have achieved enhanced efficiencies in the production of EPO by Nanjing Huaxin by introducing a high-yield mammalian cell line developed in China. Our scientists designed a unique plasmid vector for expression of target genes in mammalian cells and constructed the EPO-expression CHO (Chinese Hamster Ovary) cell line using this technology. The science behind our technology is summarized below.

        CHO cells are used for obtaining the EPO-expression cell lines. CHO cells have the ability of proliferating indefinitely in culture and are the most widely-used mammalian cells for producing recombinant proteins. The CHO cell-based expression system is considered the industry standard and is used by us for protein production.

        In order to construct a CHO cell line, which expresses a particular protein, the genetic materials encoding the sequences of the desired protein
(cDNA) are inserted into a plasmid vector. The plasmids are encapsulated in liposomes and then used to transfect the CHO cells. In addition to delivering the desired cDNA into CHO cells, it is the plasmid vector that largely determines whether the high yield of the recombinant protein production by the CHO cells has or has not been "transfected" (i.e., genetically modified by the uptake of the genetic material). The plasmid vector will allow the amplification of itself together with the cDNA of desired protein inside the CHO cells under certain conditions. This will lead to a higher level production of the desired protein by the transfected CHO cells.

        In addition to the protein genetic information that the plasmid vector transports into the CHO cells, several marker genes are also included within the plasmids. These genes produce enzymes that can be detected to provide an indication that the cells are transfected. This will be used to select the transformed cells from the unmodified cells. Some of the marker genes are used to induce the amplification of cDNA of the desired protein in the transformed cells. More cDNA copies would translate into a higher yield of the protein. Through a selection process, clones of the CHO cells with stable growth and the highest level of expression of the desired protein are selected. During this process, various techniques are used to amplify the number of copies of the cDNA that codes for the desired protein.

        These selected clones will be expanded into large volumes and stored in aliquots as the Master Cell Banks ("MCB") for large-scale protein production. The CHO cell culture systems for industrial production of recombinant proteins are variable for a few months of sustained protein production. After that, new cells from the MCB will be scaled up for another cycle. The protein produced by the CHO cells will be secreted into the media during the culture and the media obtained will be used to purify the desired protein.

Research and Development

        We have developed our own technology to construct a unique plasmid vector. This plasmid vector is used for constructing a CHO cell line, which produces EPO at high yields. We expect this technology to increase EPO production and reduce the cost of EPO production.

        The yield of our EPO-expression CHO cell line was tested at the Beijing Institute of Microbiology and Epidemiology in May of 1999. EPO production was calculated by measuring the EPO levels in the harvested media using ELISA. The yield of the results exceeded the estimated yields achieved by another manufacturer of EPO, and the estimated yields achieved by other Chinese producers.

        Our research and development is conducted in China and led by Dr. Liu. These activities are carried out by employees of Nanjing Huaxin as well as outside consultants.

China's Markets

China's Pharmaceutical Market

        We believe China's pharmaceutical market is large and shows signs of continued expansion. The market has grown steadily since 1990, according to a U.S. Department of Commerce article (1998), "China- Drugs and Pharmaceuticals" detailing how the number of foreign-invested pharmaceutical ventures had increased from less than a dozen in the late 1980s to more than 1,800 today. New entrants in the Chinese pharmaceutical market in the past decade have included Johnson & Johnson, Bristol Myers Squibb, Hoffman La Roche and Hoechst Marion Roussel.

        Growth factors in the Chinese market include:

     o    Increasing population

     o    Increasing age of the population

     o    Increasing wealth

     o    Increasing awareness of Western medicines

         IMS, a market research firm, has estimated that, based on factory exit-prices, sales revenues of Western medicines in China were $5 billion in 1997 and could reach $9 billion by 2002. Market shares include 39% for infectious drugs, 13% for digestive drugs and 11% for cardiovascular drugs. Approximately two-thirds of drugs are produced locally, while imports and joint venture products each represent about 15% of total supply.

         The increase of certain illnesses and diseases is also necessitating the need for modern medicines in China. The South China Morning Post reported that: (i) sexually transmittable diseases have increased more than 72-fold since 1985; (ii) hepatitis and tuberculosis are rampant in many rural areas of China; and (iii) hypertension affects up to 80 million people.

         The Economist Intelligence Unit estimates that there are 38,000 retail pharmacies in China. Many are state-owned or are linked to government or military hospitals, but independent chains and locations in department and convenience stores are starting to emerge.

         Payment for EPO in China is primarily by the Health Reimbursement System of the government or directly by individuals. The government is currently reforming the health care system and a health insurance system will most likely be established.

China's EPO Market

         Sales of EPO in the Chinese market have been less than elsewhere in the world because current sales prices of $20 to $40 per vial made it too expensive for many of the patients who could benefit from it.

         However, if China's health care system and health insurance plan are established, the ability to purchase prescription drugs, including EPO, is expected to increase. For example, the health insurance plan is expected to have mandatory coverage for dialysis. A dialysis patient needs at least 80-100 doses of EPO per year. This will translate into a market demand in China of 50 million doses per year of EPO for dialysis alone. The coverage for EPO application for cancer related and other types of anemia is also expected. Considering the 2 million cases of cancer diagnosed in China each year, this well greatly expand the EPO market.

         There are three sources of EPO in the Chinese marketplace.

         First, Amgen and Kirin service the market through offshore production facilities. However, the price to the consumer is prohibitive because of tariffs and a value added tax that combined add about 30% to the cost per vial.

         Second, there are approximately 5 existing domestic producers of EPO similar to Nanjing Huaxin. We believe that EPO can be freely produced and sold in China without infringing the patent rights of Kirin-Amgen (the U.S. patent holder) because no administration protection was filed with the PRC before EPO was exported to China. Furthermore, EPO is not currently subject to the U.S.-China agreement on intellectual property.

         The Company believes that a lower price would allow non-governmental workers the ability to afford EPO and would increase the likelihood of EPO being included on the reimbursement list of drugs that are supplied at no charge to government workers with prescriptions. We plan to attain this range of lower costs by producing domestically, thus avoiding import duties, and by producing with high-yield vector technology, thus avoiding the quality and inefficient yield problems of existing domestic producers.

         The third source of EPO is represented by Sinogen (China) Ltd., ("Sinogen"), a Hong Kong subsidiary of U.S.-based Sinogen International Co. Ltd. Sinogen reached an agreement in 1998 with the shareholders of the Shandong Yongming Vivogen Pharmaceutical Co. Ltd. to establish a new joint venture to research and develop EPO. This EPO was developed by the Nanjing Research Institute of Military Medical Sciences and the Hainan Yalong Institute of Biomedical Sciences. In October 1996, the Ministry of Health granted a new drug certificate to the drug and approval to start production was received in 1997. To the best of our knowledge, Sinogen is currently producing between 500,000 and 1 million doses of EPO per year. The EPO drug license utilized by Sinogen was granted to the former owners of the production facility. Sinogen bought the existing company with the license and the production facility. It is still structured as a joint venture company and Sinogen is the majority shareholder.

Competition

         The world market for EPO is approximately $3 billion in annual sales and is growing. The market is dominated by three firms: Amgen Inc. of Thousand Oaks, California; Ortho Pharmaceutical Corp. ("Ortho"), a subsidiary of Johnson & Johnson, Inc. ("J&J") of New Brunswick, New Jersey; and Kirin Brewery Company, Limited ("Kirin") of Japan. EPO is marketed by Amgen as "Epogen," by J&J as "Procrit/Eprex" and by Kirin as "Espo." A fourth participant in the international EPO market is Roche Holding AG of Switzerland, which markets an EPO drug with a different heritage.

         Amgen was granted U.S. rights to market EPO under a licensing agreement with Kirin-Amgen, Inc. ("Kirin-Amgen"), a joint venture between Kirin and Amgen that was established in 1984. J&J acquired the rights to EPO from Kirin-Amgen for all treatments except kidney dialysis in the U.S. and for all uses outside the U.S. in 1985. Both Amgen and Kirin individually manufacture and market EPO for China and Japan. These international drug companies all have more financial resources than we do.

         In addition to these international drug companies, we will be competing with existing and potential domestic producers such as Sunshine and Sinogen.

         We expect to have a competitive advantage due to our high production yield which should result in larger profit margins compared to other domestic producers. We will continue to have our EPO product included on the government reimbursement list although other EPO producers are also represented on this list. However, we will market our product at a cost that is lower than competitors which is expected to give us a competitive advantage.

         Competition among drug producers is expected to increase during 2000 and probably during 2001. After then, we anticipate that the EPO producers with the strongest marketing networks, best quality and price, and highest market shares will survive to service the expanded EPO market in China.

         Potential competition to EPO includes other products or technologies that are successful in attacking anemia. Hoechst Marion Roussel is currently conducting clinical trials on gene-activated erythropoietin for the treatment of anemia, while Alkermes, Inc. of Cambridge, Massachusetts and J&J are currently conducting clinical trials with a sustained delivery formulation of Epoetin alfa for the treatment of anemia. Amgen has sole rights to Novel Erythropoiesis Stimulating Protein ("NESP"), a second-generation EPO molecule that will pose serious competition to the existing products because it offers the possibility of less frequent dosing (i.e., once a week rather than three times a week). Phase I clinical trials have commenced in pre-dialysis patients, and Amgen expects to begin studies in chemotherapy-induced anemia this year.

         In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach customers in the Chinese market. Such existing and future competition could affect our ability to penetrate the Chinese market and generate sales revenues. Determining the degree, intensity and duration of competition or the impact of such competition on our financial and operating results is uncertain. No assurances can be given that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business.

Intellectual Property, Government Approvals and Regulations

         Dragon has received legal advice to the effect that the development, production or marketing of EPO in China is not subject to U.S. patents currently held by Kirin-Amgen because no corresponding patent was filed in China. Also, no administrative protection has been filed on EPO with the Chinese government authorities by Kirin-Amgen. In addition, we do not anticipate that any such patent or administrative protections will be imposed by U.S.-China agreements on intellectual property. As a result, we have not sought to obtain any rights or licensing from patent holders for the production or marketing of EPO in China. However, there is no assurance that U. S. patent holders or licensees may not attempt to assert claims of patent infringement in order to curtail or prevent the Company's production of EPO in China.

         The development and manufacture of EPO requires a license from the Ministry of Health, China. Our subsidiary Nanjing Huaxin currently is licensed to market and sell EPO for kidney dialysis applications. It is anticipated that governmental approval to use EPO for additional applications such as cancer related anemia, pregnancy related anemia and surgery recovery will be granted later this year.

         Our technology is not protected by any patents or copyrights nor do we intend to seek any such protection. We require all research employees to sign confidentiality agreements regarding their work for Dragon. However, without patent or copyright protection, we may not be able to prevent duplication of our vector technology by competitors.

Doing Business in China

         The Company's business is being conducted in China and will be subject to the political, social and economic environment in the People's Republic of China ("PRC"). The PRC is controlled by the Communist Party of China. Under its current leadership, the PRC has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. However, the PRC central government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy. Accordingly, PRC government actions in the future, including any decision not to continue to support current economic reform programs and to return to a more centrally planned economy, or regional or local variations in the implementation of economic reform policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. Economic development may be further limited by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in the PRC, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of the PRC.

         If the Company were required to move its manufacturing operations outside of the PRC, the Company's profitability, competitiveness and market position could be materially jeopardized, and there could be no assurance that the Company could continue its manufacturing operations. The Company's business and prospects are dependent upon agreements with various entities controlled by PRC governmental instrumentalities. The failure of such entities to honor these contracts, or the inability to enforce these contracts in the PRC could adversely affect the Company's business operations. There can be no assurance that assets and business operations in the PRC will not be nationalized, which could result in the total loss of the Company's investments in that country.

         The legal system of the PRC relating to foreign investments is relatively new and continues to evolve thus creating uncertainty as to the application of its laws and regulations in particular instances. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Furthermore, statements regarding these evolving policies have been conflicting, and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. As a legal system in the PRC develops with respect to these new types of enterprises, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and the preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain timely and equitable enforcement thereof.

Suppliers

         Nanjing Huaxin produces EPO raw materials itself. The medium used for culturing cells is commercially available from several sources.

Customers

         Our customers are those who were previous customers through Nanjing Huaxin. We intend to expand this customer base through an expanded marketing group at Nanjing Huaxin.

         Dragon started realizing revenue in 1999 from the sale of EPO by its subsidiary Nanjing Huaxin. Nanjing Huaxin was producing EPO at the time of the acquisition by Dragon. However, its production yields were low and its technology outdated. Dragon has upgraded and improved the production facilities of Nanjing Huaxin and implemented its technology to increase EPO production at these facilities.

Employees

         As of March 31, 2000, Dragon had no employees but engaged two consultants (Messrs. Liu and Maskerine) to perform administrative services. Dragon expects to commence hiring full and/or part-time employees during the year 2000. Nanjing Huaxin has over 100 employees in China.

                                    PROPERTY

         The Company's corporate offices are located at 543 Granville Street, Suite 1200, Vancouver, British Columbia, Canada V6C 1X8. Dragon also has an office in Beijing, located at 11th Floor, Suite 18-19, China World Tower 2, 1 Jianguomenwai Avenue, Beijing, 100004.

         Huaxin currently leases a large production facility in Nanjing, China.

         Although no additional property is deemed necessary at this time, the Sanhe Kailong joint venture has the right to purchase 25 acres of land at a pharmaceutical park in China's Yanjiao Special Economic Zone.

                                   MANAGEMENT

Directors and Executive Officers of Dragon

         The  present   directors,   executive   officers,   key  employees  and
consultants of Dragon, their ages, positions held in Dragon, and duration as such, are as follows:


Name                           Position                          Age          Period
---------------------          -----------------------------    -----         ---------------------------

Longbin Liu                    President, Chief Executive        37           September 1998 - present
                               Officer and Director




Name                                     Position                Age                      Period
---------------------          -----------------------------    -----         -------------------------------

Shaun Maskerine                Secretary/Treasurer               32                 July 1998 - present

Ken Z. Cai                     Director, Chief Financial         35            September 1998 - present
                               Officer

Greg Hall                      Director                          43            September 1998 - present

Alexander Wick                 Director                          62            September 1998 - present

Philip Yuen Pak Yiu            Director                          64             November 1999 - present

Dr. Yiu Kwong Sun              Director                          62             November 1999 - present

Robert Friedland               Director                          49              January 2000 - present

Jackson Cheng                  Director                          34            September 1998 - January 2000


Business Experience

         The following is a description of Dragon's executive officers and directors and their business background for at least the past five years.

         Dr. Longbin Liu, M.D. is the President, Chief Executive Officer and Director of Dragon. He has 15 years of biotechnology experience in North America, Japan and China, most recently as an Assistant Professor of Medicine in the Division of Cardiovascular Medicine of the University of Massachusetts Medical Centre. Dr. Liu earned his medical degree from Hunan Medical University in 1983.

         Dr. Ken Z. Cai is Chief Financial Officer and a Director of Dragon. Dr. Cai has a Ph.D in Mineral Economics from Queen's University in Kingston, Ontario, as well as 16 years of experience in mining, public company administration and financing. He is currently a Director and the President and Chief Executive Officer of Minco Mining and Metals Corporation, a Toronto Stock Exchange-listed company involved in mining exploration and development in China. Dr. Cai has extensive experience in conducting business in China for the past 15 years and is currently the Chairman of the Board of four Sino-foreign joint ventures.

         Mr. Greg Hall is a Director of Dragon. Mr. Hall is a stockbroker with 17 years of corporate finance and public offerings experience. He has been a Senior Vice President of Yorkton Securities Inc. in Vancouver since April 1999. He is a former member/seat holder of the Vancouver Stock Exchange. Mr. Hall was the Co- Founder of both Pacific International Securities and Georgia Pacific Securities Corporation.

         Mr. Robert Friedland became a Director of Dragon on January 21, 2000. Mr. Friedland is Chairman and President of Ivanhoe Capital Corporation, a Singapore-based venture capital company with worldwide interests in resource and high-tech companies. Mr. Friedland is Chairman and President of Ivanhoe Mines and Deputy Chairman of Ivanhoe Energy, which is active in China in partnership with China National Petroleum Corporation. Mr. Friedland was named Developer of the Year in 1996 by the Canadian Prospectors and Developers Association of Canada for his work in establishing and financing international mining and exploration companies, including Diamond Fields, and owner and developer of the Voisey's Bay nickel deposit, which was sold to INCO Limited for CDN $4.3 billion.

         Dr. Alexander Wick is a Director of Dragon. Dr. Wick holds a doctorate degree in synthetic organic chemistry from the Swiss Federal Institute of Technology and has completed post-doctoral studies at Harvard University. He has 30 years of biotechnology and pharmaceuticals experience and is currently the President of Sylachim, a chemicals and pharmaceuticals producer located in France.

         Mr. Philip Yuen Pak Yiu is a Director of Dragon. Mr. Yuen has been a legal practitioner in Hong Kong since graduating from law school in London, England in 1961. In 1965, he established the law firm of Yung, Yu, Yuen and Co. and is now the principal partner of the firm. Mr. Yuen has over 30 years experience in the legal field and has been a director of several large listed companies in various industries. He is a director of the Association of China-appointed Attesting Officers Limited in Hong Kong, a standing committee member of the Chinese General Chamber of Commerce in Hong Kong, a member of the National Committee of the Chinese People Political Consultative Conference and an arbitrator for the China International Economic and Trade Arbitration Commission.

         Dr. Yiu Kwong Sun is a Director of Dragon. Dr. Sun graduated from the University of Hong Kong Faculty of Medicine in 1967. He is a Founding Fellow of the Hong Kong College of Family Physicians and a Fellow of the Hong Kong Academy of Medicine. He is the Chairman of the Dr. Sun Medical Centre Limited which has been operating a network of medical centers in Hong Kong and China for the past 20 years. He is also the Administration Partner of United Medical Practice, which manages a large network of medical facilities throughout Hong Kong and Macau. Dr. Sun has been a member of the Dr. Cheng Yu Fellowship Committee of Management of the University of Hong Kong Faculty of Medicine since 1997.

         Mr. Jackson Cheng was a Director of Dragon. He is the President of Ulink Marketing Inc. of Hong Kong (project finance) and is also CFO of an engineering consulting firm. Subsequent to December 31, 1999, Mr. Cheng resigned from his position as a Director of Dragon.

         Mr. Shaun Maskerine is Secretary and Treasurer of Dragon. From July 7, 1998, to November 23, 1999, he was also a director. From July 7, 1998, to September 18, 1998, Mr. Maskerine was President of Dragon. Since January 1999, Mr. Maskerine has been the President and Director of Aquarius Ventures Inc., a resource based company. He is also the President and Director of Global Petroleum Inc., another resource based company). He has held these positions since September 1998. Aquarius Ventures Inc. and Global Petroleum Inc. are both listed on the Canadian Venture Exchange.

         Ms. Anna Liu is the Controller for the Company. Ms. Liu is a Certified General Account Candidate and has been working as an accountant for North American Companies with Chinese operations for 5 years. Ms. Liu received her Masters in Economics from the University of British Columbia.

Committees of the Board

         The Board has an Executive Committee consisting of Messrs. Liu, Cai, and Hall. The primary functions of the Executive Committee is to administer all daily operating activities of the Company, its subsidiaries, and joint venture companies. The Board has also created committees to direct the operation of each functional area of the Company. The Finance Committee is comprised of Messrs. Cai, Yuen and Hall. The Technology Committee is comprised of Messrs. Wick, Liu and Suen. The Investor Relations Committee is comprised of Messrs. Cai and Hall.

Family Relationships

         There are no family relationships between any director or executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon its review of copies of such forms received by it, or on written representations from certain reporting persons that no other filings were required for such persons, the Company believes that, during the year ended December 31, 1999, its executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

         All directors of the Company hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified.

         The officers of the Company are appointed by the Board of Directors and hold office until their death, resignation or removal from office.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation of the Company's Chief Executive Officer during the last three complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last two complete fiscal years.


                                                      SUMMARY COMPENSATION TABLE

                                   Annual Compensation                                    Long Term Compensation
                  ---------------------------------------------------   ---------------------------------------------------------
                                                                                      Awards                  Payout
                                                                        --------------------------------  --------------
                                                          Other            Restricted
                                                          Annual              Stock       Securities           LTIP      All Other
                                             Bonus     Compensation         Award(s)      Underlying          Payout    Compensation
                      Year      Salary         $           ($)                 $          Options (#)          ($)          ($)
                  ---------  -----------    -------   ----------------  -------------    ---------------  -----------   ----------
Longbin Liu           1999    $72,000(1)      -0-          -0-                 -0-           -0-               -0-          -0-

                      1998      $36,000                                                    300,000

Shaun Maskerine       1998     5,943(1)       -0-          -0-                 -0-          75,000             -0-          -0-

-----------------------------


(1)  Pursuant to an oral consulting contract.

         During 1998, Dr. Longbin Liu replaced Mr. Maskerine as President. Dragon has entered into oral consulting agreements with Dr. Liu and Mr. Maskerine pursuant to which they provide administrative services to Dragon. Dr. Liu, as President, is paid an annual salary of $72,000 and includes stock options to purchase 300,000 shares of common stock pursuant to a stock option agreement. Mr. Maskerine remains as Secretary/Treasurer of the Company and is paid an annual salary of $24,000 and includes stock options to purchase 75,000 shares of common stock pursuant to a stock option agreement. These consulting agreements are terminable at will.

Employment/Consulting Agreements

         In June, 1999, Dragon entered into a one-year consulting agreement with
E. Pernet Portfolio Management for the purpose of providing financial consulting services. The consultant is paid a fee and was granted options to purchase 50,000 shares of Common Stock at an exercise price of $0.50 per shares. This option expires June, 2004. The Company has also entered into agreements for the provision of technical advice with 16 individuals (Wenjuan Zhang, Xiaoshan Liang, Wayne Zhou, Suju Zhong, Zhiqiang Han, Lin-Ling Chen, Haito Wang, Zuze Wu,

Jili Zhuang, Guangming Zhong, Jin Yuan, Fen Zhou, Youfu Li, Teresa Liu, Sy- Jenq Loong, Minron Wang). These individuals are not paid a fee but were granted options to purchase shares of Common Stock at an exercise price of $0.50 and $2.50 per share with a term of 5 years. To date, Dragon has issued options to purchase 250,000 shares of its common stock at an exercise price of $0.50 and 60,000 shares at an exercise price of $2.50 to the Company's technical consultants.
Stock Option Plans

         Dragon has no Stock Option Plan. The Board of Directors has currently approved to limit the number of options available to employees, directors and officers of Dragon at 1,500,000. Unless otherwise provided by the Board, all options are exercisable for a term of five years. Each option is exercisable only so long as the optionee remains as a director or employee of Dragon. No option is transferable by the optionee other than by will or the laws of descent and distribution. As of December 31, 1999, options to acquire 1,520,000 shares of common stock were outstanding. As of March 31, 2000 there were 1,562,500 options outstanding.



                    OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1999

                             Number of
                              Securities      % of Total Option
                              Underlying         Granted to        Exercise of
                           Options Granted      Employees in       Base Price
Name                           in 1999        Fiscal Year 1999      ($/share)       Expiration Date
----------------------     ----------------  -------------------  -------------  ------------------
Shaun Maskerine                 75,000             12.1%              $0.50       November 5, 2004
Ernst Pernet                    50,000             8.06%              $0.50          June 15, 2001
Philip Yuen                    100,000            16.33%              $0.50       November 4, 2004
Yiu Kwong Sun                  100,000            16.33%              $0.50       November 4, 2004
Shi You Liu                     20,000             3.23%              $0.50       November 9, 2004
Ling-Ling Chen                  10,000             1.61%              $0.50       November 9, 2004
Wayne Zhou                       5,000             0.81%              $0.50       November 9, 2004
Xiaoshan Liang                   5,000             0.81%              $0.50       November 9, 2004
Wenjuan Zhang                   20,000             3.23%              $0.50       November 9, 2004
Guangming Zhong                 10,000             1.61%              $0.50       November 9, 2004
Youfu Li                         5,000             0.81%              $0.50       November 9, 2004
Sy-Jeng Loong                    5,000             0.81%              $0.50       November 9, 2004
Lijiang Yu                       7,500             1.21%              $0.50       November 9, 2004
Jili Zhuang                     10,000             1.61%              $0.50       November 9, 2004
Feng Zhou                        5,000             0.81%              $0.50       November 9, 2004
Haitao Wang                     20,000             3.23%              $0.50       November 9, 2004
Zuze Wu                         10,000             1.61%              $0.50       November 9, 2004
Minghu Luo                      35,000             5.65%              $2.50       November 9, 2004
Minghu Luo                      25,000             4.03%              $0.50       November 9, 2004
Tongchun Na                     10,000             1.61%              $0.50       November 9, 2004
Jun Gao                         10,000             1.61%              $0.50       November 9, 2004
Mingchuan Mao                   10,000             1.61%              $0.50       November 9, 2004
Hua Zeng                         7,500             1.21%              $0.50       November 9, 2004
Jin Yuan                         5,000             0.81%              $0.50       November 9, 2004
Mingrong Wang                   10,000             1.61%              $0.50       November 9, 2004
Liu Ya                          25,000             4.03%              $0.50       November 9, 2004
Liu Ya                          25,000             4.03%              $2.50       November 9, 2004



              OPTIONS GRANTED IN THE CURRENT YEAR (through 3/31/00)

                              Number of            % of Total
                               Securities        Option Granted
                          Underlying Options     to Employees in      Exercise of Base
Name                        Granted in 1999     Fiscal Year 1999      Price ($/share)      Expiration Date
-------------------      --------------------   -----------------     -----------------  ------------------
Suju Zhong                      15,000               10.5%                 $0.50            January 5, 2004
Teresa Liu                       5,000                5.3%                 $0.50            January 5, 2004
Zhinqiang Han                   15,000               10.5%                 $0.50            January 5, 2004
Robin Martin                     7,500                5.3%                 $7.00          February 22, 2005
Robert Friedland               100,000               68.4%                 $7.00          February 22, 2005



                      FISCAL YEAR END OPTION VALUE (DECEMBER 31, 1999)

                              Number of Securities Underlying      Value of Unexercised in the
                                Unexercised Options/SARs at        Money Options/SARs at Fiscal
                                    Fiscal Year End (#)                      Year End

                            Exercisable/Unexercisable Options    Exercisable/Unexercisable Options
Name                              at December 31, 1999                 at December 31, 1999
----------------------      ----------------------------------   ----------------------------------

Longbin Liu                             300,000/0                         1,060,000/0
Ken Cai                                 200,000/0                           738,000/0
Greg Hall                               200,000/0                           738,000/0
Jackson Cheng                           100,000/0                           369,000/0
Alexander Wick                          100,000/0                           369,000/0
Philip Yuen                             100,000/0                           369,000/0
Yiu Kwong Sun                           100,000/0                           369,000/0
Shaun Maskerine                          75,000/0                           276,750/0
Ernst Pernet                             50,000/0                           184,500/0
Shi You Liu                              20,000/0                            73,800/0
Ling-Ling Chen                           10,000/0                            36,900/0
Wayne Zhou                                5,000/0                            18,450/0
Xiaoshan Liang                            5,000/0                            18,450/0
Wenjuan Zhang                            20,000/0                            73,800/0
Guangming Zhong                          10,000/0                            36,900/0
Youfu Li                                  5,000/0                            18,450/0
Sy-Jeng Loong                             5,000/0                            18,450/0
Lijiang Yu                                7,500/0                            27,675/0
Jili Zhuang                              10,000/0                            36,900/0
Feng Zhou                                 5,000/0                            18,450/0
Haitao Wang                              20,000/0                            73,800/0
Zuze Wu                                  10,000/0                            36,900/0
Minghu Luo                               35,000/0                           129,500/0
Minghu Luo                               25,000/0                            92,250/0
Tongchun Na                              10,000/0                            36,900/0
Jun Gao                                  10,000/0                            36,900/0
Mingchuan Mao                            10,000/0                            36,900/0



                              Number of Securities Underlying      Value of Unexercised in the
                                Unexercised Options/SARs at        Money Options/SARs at Fiscal
                                    Fiscal Year End (#)                      Year End

                            Exercisable/Unexercisable Options    Exercisable/Unexercisable Options
Name                              at December 31, 1999                 at December 31, 1999
----------------------      ----------------------------------   ----------------------------------

Hua Zeng                                  7,500/0                            27,675/0
Jin Yuan                                  5,000/0                            18,450/0
Mingrong Wang                            10,000/0                            36,900/0
Liu Ya                                   25,000/0                            92,250/0
Liu Ya                                   25,000/0                            92,250/0


*The value of unexercised in-the-money options is based on a per share price of $3.69 as quoted on the OTC Bulletin Board on December 31, 1999.


         VALUE OF OPTIONS GRANTED IN THE CURRENT YEAR (through 3/31/00)


                              Number of Securities Underlying      Value of Unexercised in the
                                Unexercised Options/SARs at        Money Options/SARs at Fiscal
                                    Fiscal Year End (#)                      Year End

                            Exercisable/Unexercisable Options    Exercisable/Unexercisable Options
Name                              at December 31, 1999                 at December 31, 1999
----------------------      ----------------------------------   ----------------------------------

Suju Zhong                             3,000/12,000                    19,125/76,500
Teresa Liu                             1,000/4,000                      6,375/25,500
Zhinqiang Han                          3,000/12,000                    19,125/76,500
Robin Martin                           3,750/3,750                     23,906/23,906
Robert Friedland                     100,000/0                        637,500/0


* The value of unexercised in-the-money options is based on a per share price of $6.375 as quoted on the OTC Bulletin Board on February 29, 2000.

Limitation of Liability and Indemnification Matters

        Dragon has adopted Section 607.0850 of the 1999 Florida Statutes, Business Organization of the State of Florida in its bylaws. Section 607.0850 states:

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (2) A corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indeminity for such expenses which such court shall deem proper.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

         The following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

         As of March 31, 2000, there were 15,160,000 shares of Common Stock outstanding.

                                                                 Percentage
                                           Number of            Beneficially
Name and Address                           Shares(1)               Owned
-------------------------------          -------------         ---------------

Arbora Portfolio Management(2)
Gartenstrasse 38
Zurich, Switzerland                          812,500                 5.4%

Zhibin Cai
18 Main Street
Votian
Hubei, China                                 999,000                 6.6%

Yu Fongmei
317 Meilhai Garden, Fontain
Beijing, China                               900,000                 5.9%

Chimei Wu Ho
396 Chungshan Road, Sec 2
Puli Town, Taiwan                          2,400,000(3)             15.9%

-----------------------------

(1) Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Arbora Portfolio Management is an entity jointly owned and managed by Ulrich Rued and Rudy Hugi.

(3)  Represents options exercisable within sixty days.

Officers and Directors

         The following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by each executive officer and director of the Company and the holdings of all officers and directors as a group.

                                            Number of          Percentage
Name and Address                            Shares (1)     Beneficially Owned
---------------------------------         --------------   ------------------
Longbin Liu                                 300,000(2)            1.9%
Shaun Maskerine                              81,250(3)              *
Ken Cai                                     200,000(2)            1.3%
Greg Hall                                   200,000(2)            1.3%
Philip Yuen                                 162,500(4)            1.1%
Robert Friedland                            600,000(5)            3.9%
Alexander Wick                              100,000(2)              *
Yiu Kwong Sun                               100,000(2)              *
All directors (8 persons) and
 executive officers as a group            1,743,750(6)            6.7%

------------------------

(1) Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)  Represents options exercisable within sixty days.

(3) Includes 6,250 shares of Common Stock owned with the balance representing options exercisable within sixty days.

(4) Includes 62,500 shares of Common Stock owned with the balance representing options exercisable within sixty days.

(5) Includes 500,000 shares of Common Stock owned by a company controlled by Mr. Friedland with the balance representing options exercisable within sixty days.

(6)  Includes options to acquire 1,175,000 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as otherwise indicated below, Dragon has not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to its knowledge, any of its directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

         In August 1998, pursuant to a share exchange agreement, Dragon issued 7,000,000 shares of its Common Stock and warrants to purchase 1,000,000 shares of its Common Stock in exchange for all of the outstanding shares of Allwin Newtech Ltd. At the time of this transaction, Messrs. Liu, Ken Cai and Yuen were officers or directors of Allwin Newtech. None of these individuals listed in the foregoing sentence held any positions or owned shares of First Geneva Investments, Inc. (the company which is now Dragon). As a result of the acquisition; (i) the former shareholders of Allwin Newtech became 87.5% shareholders of First Geneva and Allwin Newtech became a wholly-owned subsidiary of Dragon; (ii) the President of First Geneva, Mr. Maskerine, continued as President of Dragon (until September, 1998); and (iii) Messrs. Liu, Cai and Cheng, who were President and directors of Allwin Newtech, assumed the position of directors with Dragon. With the exception of Mr. Maskerine, all of the other Principal Stockholders listed above acquired their shares in this exchange transaction

         Dragon currently rents space for its executive offices from Minco Mining and Metals Corporation for CDN $2,500 per month. Mr. Cai (a director of Dragon) is President of Minco Mining. Dragon believes this rent is competitive with rent that would be charged by a non-affiliated landlord for comparable space.

         Messrs. Ken Cai, Greg Hall and Longbin Liu are directors of Sanhe Kailong, the joint venture between Dragon and Sinoway Biotech. Messrs. Ken Cai, Greg Hall and Longbin Liu also serve as officers and directors of Allwin Newtech, a wholly-owned subsidiary of Dragon. Messrs. Ken Cai, Longbin Liu and Philip Yuen serve as directors of Nanjing Huaxin, a company in which Dragon owns a 75% interest.

         Dr. Longbin Liu has interests in two additional pharmaceutical companies currently developing biotech products. Alphatech Bioengineering Co. is a private company registered in Hong Kong. Alphatech is currently developing GM-CSF and HbsAg vaccine. Both projects are in the pre-clinical stage. Dr. Liu has a 50% equity interest in Alphatech. RecomGen Biotech Co., Ltd. is a private company registered in China. RecomGen is developing tPA for treating heart attacks and strokes. Dr. Liu holds a 90% equity interest in RecomGen. Dragon may, at some time in the future, enter into negotiations with both or either of these companies to acquire technology and/or biotech products. Both of the companies were incorporated and Dr. Liu's involvement in both projects began prior to the establishment of Dragon.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted (currently the OTC-Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of Common Stock may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus;

     (c)  an exchange distribution in accordance with the rules of the exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (e)  privately negotiated transactions;

     (f) market sales (both long and short to the extent permitted under the federal securities laws); and

     (g)  a combination of any aforementioned methods of sale.

         In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

         Brokers or dealers may receive commissions or discounts from the Selling Stockholders or, if any of the broker-dealers act as an agent for the purchaser of said shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholders if said broker-dealer is unable to sell the shares on behalf of the Selling Stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. The Selling Stockholders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time, the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the Prospectus delivery requirements, under the Securities Act, by delivering a Prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any Selling Stockholder defaults under any customer agreement with brokers.

Subscription Procedures

         All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by Dragon.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Interwest Transfer Company, Salt Lake City, Utah.

DRAGON PHARMACEUTICAL INC
REGISTRATION STATEMENT - SHAREHOLDER LIST - AS AT
MARCH 31, 2000


                                                                      # Shares Underlying     Total Shares     Registered as Percent
 Name                                               # of Shares             Warrants           Registered          of Total I/O
------------------------------------------        -------------      ----------------------   --------------  ----------------------

Zhiquan Cai                                          100,000                 100,000                200,000           1.31%
Yuang Chen Chu Kuo                                   160,000                 160,000                320,000           2.09%
Huimin Lui                                           112,500                  90,000                202,500           1.33%
Dragon Gold Corporation                              225,000                 175,000                400,000           2.61%
Doug Casey                                            65,000                  45,000                110,000           0.72%
USGI/China Region Opportunity Fund                   100,000                 100,000                200,000           1.31%
Med-Ray Group Inc.                                   110,000                  80,000                190,000           1.25%
Li-Yen Huang                                          10,000                  10,000                 20,000           0.13%
Constance Elligson                                     3,000                   3,000                  6,000           0.04%
Candace Greene                                        40,000                  40,000                 80,000           0.53%
Bunnaton Ltd.                                        185,000                 105,000                290,000           1.90%
Mountainview Capital Corporation                       5,000                   5,000                 10,000           0.07%
Arbora Portfolio Management                          812,500                 495,000              1,307,500           8.35%
Goldpac Investment Fund                              182,500                 160,000                342,500           2.24%
Lloyds TSB Bank plc                                   80,000                  80,000                160,000           1.05%
Jean Zhang                                            40,000                  40,000                 80,000           0.53%
Shi You Liu                                           20,000                  20,000                 40,000           0.26%
Zhang Bing                                            20,000                  20,000                 40,000           0.26%
You Lik Chieng                                        10,000                  10,000                 20,000           0.13%
Gwynneth Gold Limited                                150,000                 150,000                300,000           1.96%


                                                                      # Shares Underlying     Total Shares     Registered as Percent
 Name                                               # of Shares             Warrants           Registered          of Total I/O
------------------------------------------        -------------      ----------------------   --------------  ----------------------

Moon Ying Chu                                         20,000                  20,000                 40,000           0.26%
Charles Grose                                         50,000                  50,000                100,000           0.66%
Shui Bao                                              40,000                  40,000                 80,000           0.53%
Yinhao Ma                                             10,000                  10,000                 20,000           0.13%
Maxton Investment Holdings Limited                   300,000                 300,000                600,000           3.88%
Aton Ventures Fund Limited                           100,000                 100,000                200,000           1.31%
Li and Fang Enterprises Ltd.                         100,000                 100,000                200,000           1.31%
James Yu                                              10,000                  10,000                 20,000           0.13%
Xu Li                                                 10,000                  10,000                 20,000           0.13%
Liu Guo Lan                                           10,000                  10,000                 20,000           0.13%
Chiu-ling Chang                                       10,000                  10,000                 20,000           0.13%
Alcardo Investments Limited                          100,000                 100,000                200,000           1.31%
Berycon Limited                                      500,000                 500,000              1,000,000           6.39%
Chow Tai Fook Nominee Limited                      1,000,000               1,000,000              2,000,000          12.38%
Newstar Securities Limited                           500,000                 500,000              1,000,000           6.39%
Philip Pak Yiu Yuen                                   62,500                  40,000                102,500           0.67%
Yukon Health Enterprises Ltd                         300,000                 300,000                600,000           3.88%
Global Equities Overseas Ltd                         300,000                 300,000                600,000           3.88%
Cazilhac International BVI                           200,000                       0                200,000           1.32%
New Dragon (No. 3) Investments Ltd                   400,000                 200,000                600,000           3.91%
Morning Sun Holdings Ltd.                            200,000                 100,000                300,000           1.97%
Frank Juck Fai Cheng                                  30,000                       0                 30,000           0.20%
Cresvale                                                   0                       0                      0           0.00%

                                                                      # Shares Underlying     Total Shares     Registered as Percent
 Name                                               # of Shares             Warrants           Registered          of Total I/O
------------------------------------------        -------------      ----------------------   --------------  ----------------------

Yeung Kit Ming                                        10,000                   5,000                 15,000           0.10%
Corona Tung Wing Fon                                   4,300                   2,150                  6,450           0.04%
Leung Sun Yuen                                        25,500                  12,750                 38,250           0.25%
Wong Sui Kuen                                          4,200                   2,100                  6,300           0.04%
Cheung Chi Wing                                        4,300                   2,150                  6,450           0.04%
Tam Tyung Ping                                        21,200                  10,600                 31,800           0.21%
Chan Tsok Hung                                         4,200                   2,100                  6,300           0.04%
Wu Cho Woon                                           38,200                  19,100                 57,300           0.38%
Chu Sung Hei                                          20,000                  10,000                 30,000           0.20%
Foo Tak Lam                                            8,100                   4,050                 12,150           0.08%
Tim Sun                                               10,000                   5,000                 15,000           0.10%
Amy Wing Hang Chau                                    60,000                       0                 60,000           0.40%
Stephanie Pui San Wong                                40,000                  20,000                 60,000           0.40%
J Aitken Instrument Controls Inc                      10,000                       0                 10,000           0.07%
Bohn Consulting Ltd                                   10,000                       0                 10,000           0.07%
Perry Doell                                            5,000                       0                  5,000           0.03%
Zenon Dragan                                           5,000                       0                  5,000           0.03%
Victor Lee                                            10,000                       0                 10,000           0.07%
Peter McGourty                                         5,000                       0                  5,000           0.03%
Richard Siu                                           10,000                       0                 10,000           0.07%
Donald Lee                                             5,000                       0                  5,000           0.03%
RTI Automation Inc                                    10,000                       0                 10,000           0.07%
DAB Automation Inc                                    12,000                       0                 12,000           0.08%

                                                                      # Shares Underlying     Total Shares     Registered as Percent
 Name                                               # of Shares             Warrants           Registered          of Total I/O
------------------------------------------        -------------      ----------------------   --------------  ----------------------

Joe Kuliasa                                           10,000                       0                 10,000           0.07%
Roberto Chu                                           30,000                  20,000                 50,000           0.33%
Teresa Liu                                             1,000                       0                  1,000           0.01%
Zhiqiang Han                                           3,000                       0                  3,000           0.02%
Suju Zhong                                             3,000                       0                  3,000           0.02%
Jackson Chak Sung Cheng                              217,000                  95,000                312,000           2.05%
TOTAL SHARES TO REGISTER                           7,279,000

TOTAL SHARES UNDERLYING WARRANTS                                           5,798,000
TO REGISTER

TOTAL SECURITIES BEING REGISTERED                                                                13,077,000

TOTAL SHARES ISSUED AND
OUTSTANDING                                       15,160,000

Calcuation Example - Z. Cai

Total Shares                                         100,000

Shares Underlying Warrants                           100,000

Registered as % of Issued and Outstanding = Total Shares including Shares and
                                                    Underlying Warrants
                                           Total Issued and Outstanding + Shares
                                                             Underlying Warrants

                                          =   100000+100000
                                            15160000+100000
                                                       1.3%




                          DESCRIPTION OF CAPITAL STOCK


        Our authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value. As of March 31, 2000, there were 15,160,000 shares of Common Stock outstanding and 5,798,000 shares of Common Stock issuable upon exercise of outstanding warrants.

Common Stock

        Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders, including the election of directors.

        Holders of Common Stock are entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

        Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock issued upon the exercise of the outstanding warrants will be, upon issuance, fully paid and non-assessable.

Warrants

        In connection with various acquisition, compensation and financing transactions, Dragon has issued the following warrants, all of which are exercisable into shares of Common Stock:

                          # of Shares Covered
     Issue Date                Price/Share         Exercisable       Exercise     Expiration Date
     -----------          --------------------    -------------     -----------  -----------------
      10/12/98                   1,000,000(1)       10/12/98          $1.00            6/30/00
      10/28/99                     600,000          10/28/99          $2.50           10/28/00
       1/1/00                    4,258,000            1/1/00          $2.50             1/1/01


-------------------------
(1) Since issued, 120,000 warrants (representing the issuance of 60,000 common shares) have been exercised.

Options

        The Company has issued options to purchase 1,562,500 shares of Common Stock to thirty-six individuals. Of the total, 1,395,000 are exercisable at $0.50 per share, 60,000 are exercisable at $2.50, while the remaining 107,500 are exercisable at $7.00 per share. All options are exercisable for up to 5 years unless the optionholder's association with the Company is terminated, in which case, the options must be exercised within 30 days of such termination and are cancelled thereafter.

                                LEGAL PROCEEDINGS

        We are not a party to any legal proceedings.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered by the Selling Stockholders will be passed upon by the law firm of Bartel Eng Linn & Schroder, Sacramento, California.

                                     EXPERTS

        The Company's consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and December 31, 1998 and for the period from February 10, 1998 (date of inception) to December 31, 1999, included in this Prospectus have been audited by Moore Stephens Ellis Foster, independent chartered accountants, as set forth in their report accompanying the financial statements and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

        The balance sheet and related statements of operation, stockholder's equity and cash flows for Nanjing Huaxin Bio-Pharmaceuticals Co., Ltd. for the years ended December 31, 1998, and December 31, 1997, and for the period from January 1, 1999 to June 11, 1999, included in this Prospectus have been audited by Moore Stephens Ellis Foster, independent Chartered accountants, as set forth in their report accompanying the financial statement and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

                              AVAILABLE INFORMATION

        We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of Dragon, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New
York, New York 10048. Please call the SEC at 1-800-SEC- 0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

                       FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements

        (a) The following Financial Statements pertaining to Dragon are filed as part of this Prospectus:

Report of Independent Accountants.............................................................F-2
Year-end Consolidated Balance Sheets..........................................................F-3
Year-end Consolidated Statements of Operations................................................F-4
Year-end Consolidated Statements of Stockholders' Equity......................................F-5
Year-end Consolidated Statements of Cash Flows................................................F-6
Notes to Consolidated Financial Statements..........................................F-7 thru F-19



        (b) The following Financial Statements pertaining to Nanjing Huaxin are filed as part of this Prospectus:

Report of Independent Accountants............................................................F-20
Year-end  Balance Sheets.....................................................................F-21
Year-end  Statements of Stockholders' Equity.................................................F-22
Year-end  Statements of Operations...........................................................F-23
Year-end  Statements of Cash Flows...........................................................F-24
Notes to Financial Statements......................................................F-25 thru F-30

        (c) The following Pro Forma Financial Statements pertaining to Dragon and Nanjing Huaxin are filed as part of this Prospectus:

Index to Pro-Forma Statements................................................................F-31
Pro Forma Statements of Operations...........................................................F-32
Notes to Pro Forma Financial Statements......................................................F-33


                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Dragon has adopted Section 607.0850 of the 1999 Florida Statutes, Business Organization of the State of Florida in its bylaws. Section 607.0850 states:

         (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (2) A corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Dragon pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fee                         $   21,922
Printing and engraving expenses              $    3,000
Accounting fees and expenses                 $    5,000
Legal fees and expenses                      $   40,000

Transfer agent and registrar fees            $  2,000
Fees and expenses for qualification
 under state securities laws                 $  5,000
Miscellaneous                                $  5,000
Total                                        $ 81,922

Item 26.      Recent Sales of Unregistered Securities

         On August 17, 1998, Dragon Pharmaceutical (formerly First Geneva Investments, Inc.) issued 7,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock in exchange for all the outstanding shares of Allwin Newtech Ltd., a British Virgin Islands corporation, from 20 shareholders of Allwin Newtech. The share were issued to investors residing outside of the United States. The issuance of the Dragon Pharmaceutical shares of common stock were deemed exempt pursuant to Regulation S. No commissions were paid.

         On September 28, 1998, Dragon Pharmaceutical sold 2,000,000 shares of common stock to 11 investors. The Company had reasonable grounds to believe that each purchaser was capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment. The Company had not raised, over the prior twelve months, more than one million dollars inclusive of the proceeds from this offering. Accordingly, Dragon Pharmaceuticals relied on Rule 504 of Regulation D as an exemption from registration. No commissions were paid.

         On October 14, 1999, Dragon Pharmaceutical sold, in the aggregate, 600,000 shares of Common Stock at $2.50 per share to two investors located in Hong Kong. Further, as part of the securities purchase agreement, each investor received warrants to purchase 300,000 shares of Common Stock at $2.50 per share. Each warrant is exercisable for a period of one year. The issuance of these shares of common stock and warrants were to investors residing outside the United States and were exempt pursuant to Regulation S. No commissions were paid.

         On December 31, 1999, Dragon completed an offering of 4,218,000 Units at a price of $2.50 per Unit. Each Unit consisted of one share of Common Stock and a warrant to purchase an additional share of Common Stock at $2.50 for a period of one year. This offering raised gross proceeds of $10,545,000. The issuance of these Units were to investors residing outside the United States and were exempt from registration pursuant to Regulation S.

         On December 31, 1999, Dragon issued 40,000 Units to one accredited investor at a price of $2.50 per Unit for gross proceeds to Dragon of $100,000. Each Unit consisted of one share of Common Stock and a warrant to purchase an additional share of Common Stock at an exercise price of $2.50 per share for a period of one year. The transaction was private in nature and the Company had reasonable grounds to believe that the Purchasers were accredited investors, capable of evaluating the merits and risks of his investment and bearing the economic risks of his investment and acquired the units for investment purposes. Accordingly, the issuance of these Units was deemed exempt from registration pursuant to Rule 506 and Section 4(6) of the Securities Act.

Item 27.    Exhibits

         The following Exhibits are filed with this Prospectus:

                Name

     2.1* Share Exchange Agreement with First Geneva Investments

     3.1* Certificate of Incorporation and Amendments

          a.   Certificate of Incorporation
          b.   Certificate of Amendment, dated June 19, 1997
          c. Certificate of Amendment of Articles of Incorporation, dated September 21, 1998

     3.2* Bylaws of First Geneva Investments, Inc., as amended

     5 Opinion of Bartel Eng Linn & Schroder regarding the legality of the securities being registered (To be filed)

     10.1* Sino-Foreign Co-operative Company Contract

     10.2* Sino-Foreign Joint Venture Contract

     10.3 Consulting Agreement with E. Pernet Portfolio Management dated June 15, 1999

     10.4 Amendment to Sino-Foreign Co-operative Company Contract.

     16.1* Letter Regarding Changes in Certifying Account.

     23.1 Consent of Bartel Eng Linn & Schroder contained in Exhibit 5

     23.2 Consent of Moore Stephens Ellis Foster Ltd., Chartered Accountants

----------------------

* Previously filed with Dragon's initial registration statement on Form 10-SB filed with the SEC on November 4, 1999.

Item 28.    Undertakings

   The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include: (a) any prospectus required by Section 10(a)(3) of the Securities Act; (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dragon pursuant to the foregoing provisions, or otherwise, Dragon has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Dragon of expenses incurred or paid by a director, officer or controlling person of Dragon in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Dragon will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                    SIGNATURE

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, on April 30, 2000.

                                                  DRAGON PHARMACEUTICAL INC.
                                                    a Florida Corporation

                                                /s/ LONGBIN LIU
                                                    -------------------------
                                                    Longbin Liu, President


      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                    Date



/s/ LONGBIN LIU                                            April 30, 2000
-------------------------------------
Longbin Liu
President, Director, Chief Executive
Officer


/s/ KEN Z. CAI                                             April 30, 2000
------------------------------------
Ken Z. Cai
Director, Chief Financial Officer
and Principal Financial Officer


/s/ GREG HALL                                             April 30, 2000
------------------------------------
Greg Hall, Director

/s/ ROBERT FRIEDLAND,                                     April 30, 2000
------------------------------------
Robert Friedland, Director

/s/ ALEXANDER WICK                                        April 30, 2000
------------------------------------
Alexander Wick, Director

/s/ PHILIP YUEN PAK YIU                                   April 30, 2000
------------------------------------
Philip Yuen Pak Yiu, Director


/s/ DR. YIU KWONG SUN                                     April 30, 2000
------------------------------------
Dr. Yiu Kwond Sun , Director

DRAGON PHARMACEUTICALS INC.
& SUBSIDIARIES

Consolidated Financial Statements
(Expressed in US Dollars)
December 31, 1999 and 1998






Index

Report of Independent Accountants

Consolidated Balance Sheet

Consolidated Statement of Stockholders' Equity

Consolidated Statement of Operations

Consolidated Statement of Cash Flows

Notes to Consolidated Financial Statements

MOORE STEPHENS ELLIS FOSTER LTD.
     CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 734-1112  Facsimile: (604) 714-5916
E-Mail: generaldelivery@ellisfoster.bc.ca

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders

DRAGON PHARMACEUTICALS INC.
& SUBSIDIARIES


We have audited the consolidated balance sheets of Dragon Pharmaceuticals Inc. & Subsidiaries ("the Company") as at December 31, 1999 and 1998 and the related consolidated statements of stockholders' equity, operations and cash flows for the year ended December 31, 1999 and the period from February 10, 1998 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999 and the period from February 10, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles in the United States.





Vancouver, Canada                             "MOORE STEPHENS ELLIS FOSTER LTD."
March 22, 2000                                    Chartered Accountants

MS
--------------------------------------------------------------------------------
An independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America. Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Balance Sheet
December 31, 1999 and 1998
(Expressed in US Dollars)

                                                                                          1999                   1998
                                                                                 --------------------    -----------------
ASSETS

Current
  Cash and cash equivalents                                                      $          617,262       $      1,380,355
  Accounts receivable                                                                       640,743                      -
  Subscriptions receivable                                                                9,320,000                      -
  Inventories                                                                               657,966                      -
  Prepaid and deposits                                                                      458,940                192,771
                                                                                 --------------------    -----------------

Total current assets                                                                     11,694,911              1,573,126

Fixed assets                                                                              2,642,313                907,687

Licence and permit                                                                        2,402,813                      -
                                                                                 --------------------    -----------------
Total assets                                                                     $       16,740,037       $      2,480,813
                                                                                 ====================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current
  Bank loans                                                                     $          616,523       $              -
  Accounts payable and accrued liabilities                                                2,535,681                652,317
  Accounts payable - related parties                                                        112,919                 55,316
  Management fees payable - related parties                                                  24,000                 36,000
                                                                                 --------------------    -----------------
Total current liabilities                                                                 3,289,123                743,633
                                                                                 --------------------    -----------------
Minority interests                                                                          962,146                      -
                                                                                 --------------------    -----------------
Commitments and contingencies (Note 12)

Stockholders' Equity

Share capital
  Authorized:  50,000,000 common shares at
    par value of $0.001 each
  Issued and outstanding:  10,735,000 common shares
    (1998 - 10,000,000)                                                                      10,735                 10,000

Additional paid in capital                                                               15,690,734              2,201,042

Accumulated other comprehensive income                                                       50,049                 (2,145)

Accumulated deficit                                                                      (3,262,750)              (471,717)
                                                                                 --------------------    -----------------

Total stockholders' equity                                                               12,488,768              1,737,180
                                                                                 --------------------    -----------------

Total liabilities and stockholders' equity                                       $       16,740,037       $      2,480,813
                                                                                 ====================    =================


The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statement of Stockholders' Equity
Period from February 10, 1998 (inception) to December 31, 1999 (Expressed in US Dollars)



                                                                                                            Accumulated
                                                 Common stock                     Compre-                      other      Total
                                           -----------------------  Additional    hensive                     compre-     Stock-
                                                                      paid-in     Income         Deficit      hensive    holders
                                               Shares     Amount      capital     (loss)        accumulated    income     equity
                                           ------------  --------- ------------ -----------  --------------- --------- -------------


Balance, February 10, 1998                   1,000,000   $  1,000   $        -  $         -   $    (2,636)$        -   $     (1,636)

Capitalization of accumulated deficit
 on reverse acquisition                              -          -       (2,636)           -         2,636          -              -

Reverse acquisiton of Allwin Newtech Ltd.
  on July 29, 1998                           7,000,000      7,000      940,678            -              -          -       947,678

Issuance of common stock at $0.50 per
  share, net of offering costs of
  $35,000 in  December, 1998                 2,000,000      2,000      963,000            -             -          -        965,000

Stock option compensation                            -          -      300,000            -             -          -        300,000

Other comprehensive income
 - foreign currency translation adjustment           -          -            -       (2,145)            -     (2,145)        (2,145)

Comprehensive income
 - net (loss) for the period                         -          -            -     (471,717)     (471,717)         -       (471,717)
                                           ------------  --------- ------------ ------------ --------------- --------- -------------

Comprehensive income (loss)                                                        (473,862)
                                                                                 ===========

Balance, December 31, 1998                  10,000,000     10,000    2,201,042                   (471,717)    (2,145)     1,737,180

Issuance of common stock for loan bonus at
  at $2.125 per share in April, 1999            90,000         90      191,160                          -          -        191,250

Issuance of common stock pursuant to a
  private placement  at $2.50 per share,
  net of share issuance costs of
  $110,788 in October, 1999                    600,000        600    1,388,612                          -          -      1,389,212

Issuance of common stock for loan bonus
  at $2.047 per  share in October, 1999         45,000         45       92,070                          -          -         92,115

Allotted 4,258,000 common stock at $2.50
  per share, less commission payable of
  $703,150                                           -          -    9,941,850                          -          -      9,941,850

Other comprehensive income
 - foreign currency translation                      -          -            -       52,194             -     52,194         52,194

Comprehensive income
 - net (loss) for the period                         -          -            -   (2,791,033)   (2,791,033)         -     (2,791,033)

Stock option compensation                            -          -    1,876,000                          -          -      1,876,000
                                           ------------  --------- ------------ ------------ --------------- --------- -------------

Comprehensive income (loss)                                                     $(2,738,839)
                                                                                ============

Balance, December 31, 1999                  10,735,000   $ 10,735  $15,690,734                $(3,262,750)   $50,049   $ 12,488,768
                                           ============  ========= ============              ==============  ========= =============



The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statement of Operations
(Expressed in US Dollars)

                                                                             February 10
                                                       January 1           1998 (inception)
                                                        1999 to                  to
                                                      December 31            December 31
                                                         1999                   1998
                                                  -----------------       ------------------
Sales                                             $        989,539         $              -

Cost of sales                                              204,473                        -
                                                  -----------------       ------------------
Gross profit                                               785,066                        -

Interest income                                             19,397                    9,737

Selling expenses                                         (619,676)                        -

Administrative expenses
 - stock-based compensation                            (1,876,000)                (300,000)
 - other administrative expenses                       (1,154,666)                (181,454)
                                                  -----------------       ------------------
Loss before minority interest                          (2,845,879)                (471,717)

Minority interest                                           54,846                       -
                                                  -----------------       ------------------
Net (loss) for the period                              (2,791,033)         $      (471,717)
                                                  =================       ==================
(Loss) per share
      Basic and diluted                           $         (0.27)         $         (0.06)
                                                  =================       ==================
Weighted average common shares outstanding
      Basic and diluted                                10,177,452                8,054,795
                                                  =================       ==================



The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Consolidated Statement of Cash Flows
(Expressed in US Dollars)

                                                                                                              February 10
                                                                                   January 1               1998 (inception)
                                                                                    1999 to                        to
                                                                                  December 31                 December 31
                                                                                      1999                        1998
                                                                              -------------------        -------------------

Cash flows from (used in) operating activities
   Net (loss) for the period                                                  $       (2,791,033)        $         (471,717)
   Adjustments to reconcile net loss to
     net cash used in operating activities:
     - loan bonuses                                                                      283,365                          -
     - stock-based compensation expense                                                1,876,000                    300,000
     - depreciation of fixed assets and amortization of
          licence and permit                                                             263,101                     11,797
     - monority interests                                                                (54,846)                         -
     - loss on disposal of fixed assets                                                   12,279                          -
                                                                              -------------------        -------------------
                                                                                        (411,134)                  (159,920)
   Changes in assets and liabilities:
     - accounts receivable                                                              (657,966)                         -
     - inventories                                                                      (385,436)                         -
     - prepaid expenses and deposits                                                    (266,169)                  (192,771)
     - accounts payable and accrued liabilities                                          902,328                    743,633
                                                                              -------------------        -------------------
                                                                                        (818,377)                   390,942
                                                                              -------------------        -------------------
Cash used in investing activities
  Acquisition of Huaxin, net of cash acquired                                         (2,931,818)                         -
  Purchase of fixed assets                                                              (339,504)                  (891,914)
                                                                              -------------------        -------------------
                                                                                      (3,271,322)                  (891,914)
                                                                              -------------------        -------------------
Cash flows from financing activities
  Loan proceeds                                                                          613,497                          -
  Shares issued and allotted, net of
     issuance costs                                                                    2,714,212                  1,913,678
                                                                              -------------------        -------------------
                                                                                       3,327,709                  1,913,678
                                                                              -------------------        -------------------
Foreign exchange loss on cash held
  in foreign currency                                                                     (1,103)                   (32,351)
                                                                              -------------------        -------------------
Increase (decrease) in cash and cash equivalents                                        (763,093)                 1,380,355

Cash and cash equivalents, beginning of period                                         1,380,355                          -
                                                                              -------------------        -------------------
Cash and cash equivalents, end of period                                      $          617,262         $        1,380,355
                                                                              ===================        ===================



The accompanying notes are an integral part of these financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)



1.   Nature of Business


     The Company was formed on August 22, 1989 as First Geneva Investments Inc. under the laws of the State of Florida. The Company changed its name to Dragon Pharmaceuticals Inc. on August 31, 1998. Pursuant to a share exchange agreement, dated July 29, 1998, the Company acquired 100% of the issued and outstanding shares of Allwin Newtech Ltd. ("Allwin") by issuing 7,000,000 common shares of the Company. This transaction is accounted for as a reverse acquisition (see Note 4). During 1998, the Company was a development stage enterprise.


     Allwin was incorporated under the laws of British Virgin Islands on February 10, 1998. Pursuant to a Sino-Foreign Co-operative Company contract, dated April 18, 1998, Allwin and a Chinese corporation formed a limited liability company under the Chinese law, named as Sanhe Kailong Bio-pharmaceutical Co., Ltd. ("Kailong"), located in Hebei Province, China. Allwin has a 75% interest in Kailong. Pursuant to another Sino-foreign Co-operative Company Contract, dated July 27, 1999, Allwin completed the acquisition of a 75% interest in Nanjing Huaxin Bio-pharmaceutical Co. Ltd. ("Huaxin"). Kailong and Huaxin are in the business of research and development, production and sales of pharmaceutical products in China.

2.   Significant Accounting Policies

     (a)  Basis of Consolidation

          These  consolidated  financial  statements include the accounts of the
          Company  and  its  subsidiaries,   Allwin,  Kailong  and  Huaxin.  All
          inter-company transactions and balances have been eliminated.

     (b)  Principles of Accounting

          These financial statements are stated in US Dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

     (c)  Fixed Assets

          Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method. Fixed assets are recorded at cost. Depreciation is provided over the following useful lives:

   Motor vehicle                                      10 years
   Land lease                                         Term of lease (50 years)
   Office equipment and furniture                     5 years
   Land improvements                                  10 years
   Leasehold improvements                             Term of lease (10 years)
   Production equipment                               10 years

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


2.   Significant Accounting Policies (continued)

     (d)  Foreign Currency Transactions


          The parent company, Allwin, Kailong and Huaxin maintain their accounting records in their functional currencies (i.e., U.S. dollars, U.S. dollars, Renminbi Yuan, and Renminbi Yuan, respectively). They translate foreign currency transactions into their functional currency in the following manner.


          At the transaction date, each asset, liability, revenue and expense is translated into the functional currency by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated into the functional currency by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.


     (e)  Foreign Currency Translations

          Assets and liabilities of the foreign subsidiaries (whose functional currency is Renminbi Yuan) are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at average exchange rate. Gain and losses from such translations are included in stockholders' equity, as a component of other comprehensive income.

     (f)  Accounting Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     (g)  Income Taxes

          The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


2.   Significant Accounting Policies (continued)

(h) Comprehensive Income


              In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS No. 130 did not change the current accounting treatments for components of comprehensive income.


(i) Financial Instruments and Concentration of Risks


              Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.


              The carrying value of cash and cash equivalents, accounts receivable, short-term loans, accounts payable and accrued liabilities approximate their fair value because of the short-term maturity of these instruments.


              The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between U.S. dollars and the Chinese currency RMB. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions. Concentration of credit risk with respect to trade receivables are limited due to the Company's' large number of diverse customers in different locations in China. The Company does not require collateral or other security to support financial instruments subject to credit risk.


(j) Licence and Permit


              Licence and permit, in relation to the production and sales of pharmaceutical products in China, is amortized on a straight-line basis over ten years.


              The carrying value of licence and permit is reviewed by management at least annually and impairment losses, if any, are recognized when the expected non-discounted future operating cash flows derived from the related product licence acquired are less than the carrying value of such licence and permit. In the event of an impairment in the licence and permit, the discounted cash flows method is used to arrive at the estimated fair value of such licence and permit.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

2.   Significant Accounting Policies (continued)

     (k)  Cash and Cash Equivalents

          Cash equivalents usually consist of high liquid investments with maturities of three months or less. As at December 31, 1999, cash and cash equivalents consist of cash only.


     (l)  Inventories

          Inventories are stated at the lower of cost and replacement cost with respect to raw materials and the lower of cost and net realizable value with respect to finished goods. Cost includes direct material, direct labour and overheads. Cost is calculated using the first-in, first-out method. Net realizable value represents the anticipated selling price less further costs for completion and distribution.

     (m)  Revenue Recognition

          Sales revenue is recognized upon the delivery of goods to customers.

     (n)  Stock-based Compensation

          The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation". SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company continues to account for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

     (o)  Loss Per Share

          Loss per share is computed using the weighted average number of shares outstanding during the period. The Company adopted SFAS No. 128,
          "Earnings per share". Diluted loss per share is equal to the basic loss per share because common stock equivalents consisting of 2,600,000 warrants and 1,520,000 stock options outstanding at December 31, 1999 are anti-dilutive, however, they may be dilutive in future.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

2.   Significant Accounting Policies (continued)

     (p)  New Accounting Pronouncements


          (i) The Financial Accounting Standards Board ("FASB") has had on its agenda a project to address certain practice issues regarding Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The FASB plans on issuing various interpretations of APB Opinion No. 25 to address these practice issues. The proposed effective date of these interpretations would be in the issuance date of the final Interpretation, which is expected to be in the middle of the year 2000.


               If the terms of an option (originally accounted for as a fixed option) are modified during the option term to directly change the exercise price, the modified option should be accounted for as a variable option. Variable grant accounting should be applied to the modified option from the date of the modification until the date of exercise. Consequently, the final measurement of compensation expense would occur at the date of exercise. The cancellation of an option and the issuance of a new option with a lower exercise price shortly thereafter (e.g., within six months) to the be same individual should be considered in substance a modified (variable) option.

               The Company has no such modified option as at December 31, 1999, and, accordingly, the pronouncement would have nil effect on the Company's financial statements.

          (ii) In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or
               (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

               Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standards on July 1, 2000 to affect its financial statements.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


3.   Subscription Receivable


     In December, 1999, the Company allotted 4,258,000 shares of its common stocks at $2.50 per share pursuant to a private placement. The proceeds of part of the allotment (i.e., 240,000 shares) have been converted from a cash loan of $600,000 raised in 1999. As at December 31, 1999, additional cash proceeds of $725,000 were received. The balance of $9,320,000 were received in January, 2000. A total commission payable of $703,150 is included in accounts payable and accrued liabilities.




4.   Acquisition of Allwin Newtech Ltd.


     Pursuant to a share exchange agreement, dated July 29, 1998, the Company issued 7,000,000 shares in exchange for all the issued and outstanding shares of Allwin. The transaction resulted in the former shareholders of Allwin owning the majority of the issued and outstanding shares of the Company. Accounting principles applicable to reverse acquisition have been applied to record this transaction. Under this basis of accounting, Allwin has been identified as the acquirer and, accordingly, the consolidated entity is considered to be a continuation of Allwin with the net liabilities of the Company deemed to have been assumed by Allwin for a fair market value of $1,636.


     The net liabilities of the Company acquired by Allwin are summarized as follows:


                    Current liabilities                                  $1,636
                                                                         ======


5.   Acquisition of Nanjing Huaxin Bio-pharmaceutical Co. Ltd. ("Huaxin")

     Huaxin, a Chinese company, which the Company owns 75%, was formed to acquire the following assets and liabilities from another Chinese company engaged in the development, production and sale of certain pharmaceutical products in China. The Company paid US$3,000,000 cash for its 75% interest. The allocation of the acquisition costs, based on appraised values, are as follows:


      Cash and cash equivalents               RMB     750,000     US$    90,909
      Inventories                                   2,808,382           340,410
      Fixed assets                                 12,397,202         1,502,691
      Licence and permit                           20,602,798         2,497,309
      Accounts payable                             (3,558,382)         (431,319)
                                              ----------------- ----------------

      Net asset                               RMB  33,000,000     US$ 4,000,000
                                              ================= ================

      75% thereof                             RMB  24,750,000     US$ 3,000,000
                                              ================= ================

     The operating results of Huaxin from June 11, 1999 to December 31, 1999, are included in the statement of operations.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

5. Acquisition of Nanjing Huaxin Bio-pharmaceutical Co. Ltd. ("Huaxin") (continued)

     The following summarized proforma information assumes the acquisition had occurred on January 1, 1998:


                                                             1999               1998
                                                         ------------        -----------

       Net sales                                          $1,315,972           $519,309

       Net loss                                          $(2,327,063)         $(602,265)

       Loss per share - basic and diluted
         - Net loss                                           $(0.23)            $(0.07)
                                                         ------------        -----------



6.   Fixed Assets

                                                                                  1999
                                                           ---------------------------------------------------------

                                                                                  Accumulated             Net book
                                                                Cost              depreciation              value
                                                           --------------         --------------        ------------

        Motor vehicle                                     $       41,039           $      2,655         $    38,384
        Land lease                                               924,784                 29,285             895,499
        Office equipment and furniture                           114,182                 24,292              89,890
        Land improvements                                         14,755                  3,020              11,735
        Leasehold improvements                                   729,791                 33,915             695,876
        Production equipment                                   1,109,181                198,252             910,929
                                                          --------------          -------------         -----------
                                                          $    2,933,732           $    291,419         $ 2,642,313
                                                          ==============          =============         ===========

                                                                                  1998
                                                          ---------------------------------------------------------

                                                                                   Accumulated            Net book
                                                                Cost              depreciation             value
                                                          --------------          -------------         -----------
        Land lease                                              $903,614          $      10,542         $   893,072
        Office equipment and furniture                             1,483                    148               1,335
        Land improvement                                          14,755                  1,475              13,280
                                                          --------------          -------------         -----------
                                                          $      919,852          $      12,165         $   907,687
                                                          ==============          =============         ===========



The  government  of China  granted a land lease to Kailong for a period of fifty
(50) years, starting June 8, 1998. All fixed assets are located in China.

Depreciation expense was $130,835 and $11,797 for the periods ended December 31, 1999 and 1998, respectively.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

7.   Bank Loans


       RMB 3,000,000, bearing interest at 5.85% per annum and
       due on August 4, 2000                                           $ 369,914

       RMB 2,000,000, bearing interest at 5.85% per annum and
       due on September 21, 2000                                         246,609
                                                                       ---------
       Total                                                           $ 616,523
                                                                       =========

       The weighted average interest rate at December 31, 1999 was 5.85%.


8.   Income Taxes


     (a) Kailong and Huaxin are subject to income taxes in China on its taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant income tax laws applicable to Sino-foreign equity joint venture enterprises. However, pursuant to the same income tax laws, Kailong and Huaxin are fully exempt from income tax for five years starting from their first profit-making year followed by a 15% corporation tax rate for the next three years.

          Allwin is not subject to income taxes.

          As at December 31, 1999, the parent company, Kailong and Huaxin have estimated losses, for tax purposes, totalling approximately $1,062,000, which may be applied against future taxable income. Accordingly, there is no tax expense charged to the Statement of Operations for the years ended December 31, 1999 and 1998. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


8.   Income Taxes (continued)

     The tax effect of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

                                                                                      1999               1998
                                                                                  -----------       ------------

             Tax loss carryforwards                                               $ 361,000         $   58,000
             Stock-based compensation                                               638,000            102,000
             Less: valuation allowance                                             (999,000)          (160,000)
                                                                                  -----------       ------------
                                                                                  $       -         $        -
                                                                                  ===========       ============

     A  reconciliation  of the  federal  statutory  income tax to the  Company's effective income tax rate is as follows:
                                                                                     1999               1998
                                                                                  -----------       ------------

             Federal statutory income tax rate                                           34%                34%
             Change in valuation allowance                                              (34%)              (34%)
                                                                                  -----------       ------------
             Effective income tax rate                                                    -                  -
                                                                                  ===========       ============

9.   Non-cash Financing Activities

     In 1999, the Company issued 135,000 common shares as loan bonuses for the $600,000 loan raised. The loan has been converted into an allotment of 240,000 common shares at $2.50 per share as at December 31, 1999 (see Note
     3).

10.  Stock Options and Warrants

     (a) A summary of the status of the Company's stock options as of December 31, 1999 and 1998 and the changes during the periods then ended is presented as follows:

                                                                                   Weighted Average
                                                                  Shares            Exercise Price
                                                               -----------        -----------------

              Balance, February 10, 1998                                -          $             -
              Granted                                           1,200,000          $          0.50
                                                               -----------        -----------------
              Balance outstanding, December 31, 1998            1,200,000          $          0.50
                                                               -----------        -----------------
              Balance exercisable, December 31, 1998              600,000          $          0.50
                                                               ===========        =================
              Balance outstanding, January 1, 1999              1,200,000          $          0.50
              Cancelled                                          (300,000)         $          0.50
              Granted                                             620,000          $          0.69
                                                               -----------        -----------------
              Balance outstanding, December 31, 1999            1,520,000          $          0.58
                                                               ===========        =================
              Balance exercisable, December 31, 1999            1,495,000          $          0.58
                                                               ===========        =================

     The weighted average remaining contractual life of the options outstanding at December 31, 1999 was 4.31 years.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


10.  Stock Options and Warrants (continued)

     (b)  Stock options outstanding as at December 31, 1999:


     Number of Shares                  Exercise Price            Expiry Date
     ----------------                  --------------          -----------------
         900,000                          $0.50                December 16, 2003
          50,000                          $0.50                    June 15, 2001
         275,000                          $0.50                 November 5, 2004
         235,000                          $0.50                 November 9, 2004
          60,000                          $2.50                 November 9, 2004

     (c)  Share purchase warrants outstanding as at December 31, 1999:


    Number of Shares                   Exercise Price            Expiry Date
    -----------------                  --------------          -----------------
       2,000,000                          $1.00                    June 30, 2000
         600,000                          $2.50                 October 28, 2000

     (d) On December 16, 1998, the Company adopted a Stock Option Plan ("the 1998 Plan") for grant of options to directors of the Company to purchase up to 1,200,000 common stocks. Options granted under the 1998 Plan will be exercisable from the date of grant for a period of five years at an exercise price of $0.50 per share. Half of the options granted vested immediately at the date of grant. The remaining half of the options granted would vest upon the Company achieving the ability to produce commercially acceptable and revenue generating products.

          On November 5, 1999, the Company granted options to another two directors of the Company to purchase up to 200,000 common stocks under the same conditions as the 1998 Plan.

          On June 15, 1999, the Company adopted another Stock Option Plan ("the 1999 A Plan") for the grant of options to an employee of the Company to purchase up to 50,000 common stocks at an exercise price of $0.50 per share. Options granted under the 1999 A Plan will be exercisable from the date of grant for a period of two years. Half of the respective options granted vested immediately at the date of grant. The remaining half of the options granted would vest upon the Company's share price closes at a price of US $5 or greater for five
          (5) consecutive days.

          On November 5, 1999 and November 9, 1999, the Company adopted another Stock Option Plan ("the 1999 B Plan") for the grant of options to employees of the Company to purchase up to 75,000 common stocks and 235,000 common stocks, respectively. Options granted under the 1999 B Plan were vested immediately and will be exercisable from the dates of grant for a period of five years at an exercise price of $0.50 per share.

          On November 9, 1999,  the Company  adopted  another  Stock Option Plan
          ("the 1999 C Plan") for the grant of options to employees of the Company to purchase up to 60,000 common stocks. Options granted under the 1999 C Plan were vested immediately and will be exercisable from the date of grant for a period of five years at an exercise price of $2.50 per share.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

10.  Stock Options and Warrants (continued)

     (d)  (continued)

          $300,000 was charged to income in 1998 on the 600,000 shares (under the 1998 Plan) that were immediately vested on the date of grant. No compensation expense was charged to income on the remaining 600,000 shares subject to certain conditions being achieved. 150,000 of these shares have since then been cancelled and another 100,000 shares have been granted in 1999. However, the compensation expense of these 550,000 shares would be recognized based upon the excess of the fair market value of the stock on the vesting date over its exercise price of $0.50 per share.

          On December 20, 1999, the Company announced that it has achieved the ability to produce commercially acceptable and revenue-generating products and the remaining half of the options granted (i.e., 550,000 shares) under the 1998 Plan have become vested. The fair market value of the stock on the vesting date was $2.875 per share and $1,306,250 were charged to income in 1999.

          In addition, $569,750 was charged to income in 1999 on the 335,000 shares of the 1999 A and B Plans and 100,000 shares of the 1998 Plan granted in 1999 that were immediately vested on the date of grant. No compensation expenses were charged to the 60,000 shares of the 1999 C Plan as the exercise price is above the fair market value at the date of grant. No compensation expenses were charged to income on the remaining 25,000 shares of the 1999 A Plan subject to certain conditions being achieved. However, the compensation expenses of these 25,000 shares would be recognized based upon the excess of the fair market value of the stock on the vesting date over its exercise price of $0.50 per share.

     (e) Pro-forma information regarding Loss for the period and Loss per Share is required under SFAS 123, and has been determined as if the Company has accounted for its stock options under the fair value method of SFAS 123. If compensation cost for the stock option plan had been determined based on the fair value at the grant dates for awards under the plan, consistent with the alternative method set forth under SFAS 123, the Company's loss for the period, basic and diluted loss per share would have been increased on a pro-forma basis as indicated below:


                                                                1999                     1998
                                                           -------------             ------------
              Net loss for the period:
              - as reported                                 $(2,791,033)               $(471,717)
              - pro-forma                                    (3,231,273)              (1,527,717)
                                                           -------------             ------------

              Basic and diluted loss per share:
              - as reported                                       (0.27)                   (0.06)
              - pro-forma                                         (0.32)                   (0.19)
                                                           -------------             ------------


DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)


10.  Stock Options and Warrants (continued)

     (e)  (continued)

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants awarded in 1998 and 1999, respectively:


                                                                                                         Weighted
                           Number of                                      Risk Free      Expected         Average
          Year              Options      Dividend         Expected        Interest         Lives        Fair Value
        Granted             Granted       Yields         Volatility         Rate         in Years       of Options
     ------------        ------------   ----------      ------------     ----------     ----------     ------------

          1998             1,200,000        0%              56%             5.50%            5             $1.13
          1999                50,000        0%              98%             4.75%            2             $3.354
          1999               570,000        0%              98%             4.75%            5             $1.792


11.  Related Party Transactions


     The Company incurred the following expenses to the directors:


                                           1999              1998
                                        ---------          --------

          Management fees                $96,000           $72,000
                                        =========          ========

12.  Commitments


(a) The other shareholder ("Chinese investor") of Kailong, who has a 25% interest, has entered into a drug licence and related technology transfer agreement. Under the agreement, the Chinese investor has to pay RMB 8 Million (approximately US$1 million) in order to obtain the licence. Pursuant to an agreement signed between the Company and the Chinese investor on July 10, 1998, the Company will pay the RMB 8 Million licence fee for the Chinese investor and the ownership of drug licence and related technology will be transferred to the Company when the drug licence is obtained. The Company has paid RMB1.6Million (US$197,287) as deposit. The transferor of the licence defaulted on the agreement and the deposit was returned to the Chinese investor.

     Subsequent to the 1999 year-end, the Company and the Chinese investor entered into an agreement that the Company will pay US$250,000 to increase its interest to 95%. The RMB 1.6 million deposit kept by the Chinese investor is treated as a partial payment of US$200,000 towards the US$250,000 as agreed, the Company is, therefore, committed to pay a further US$50,000.

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 1999 and 1998
-------------------------------------------------------------------------------
(Expressed in US Dollars)

12.  Commitments (continued)

     (b) The Company has capital expenditure commitments of US $115,000 to purchase bio-technology equipment.

     (c) The Company has entered into a drug licence and related technology transfer agreement in August, 1999 for a total transfer price of RMB 5,500,000 (approximately US$678,000). RMB 1,000,000 (US$123,304) is payable upon the signing of the agreement. As at December 31, 1999, the Company paid RMB 500,000 (US$61,652). The Company is, therefore, committed to pay the remaining RMB 5,000,000 (approximately US$616,348).

     (d) The Company has entered into operating lease agreement with respect to Huaxin's production plant in Nanjing, China for an amount of RMB 3,000,000 (approximately US$379,920) per annum until June 11, 2009. Minimum payments required for the next five years under the agreement are as follows:

                 2000                      RMB  3,000,000      US$    369,920
                 2001                           3,000,000             369,920
                 2002                           3,000,000             369,920
                 2003                           3,000,000             369,920
                 2004                           3,000,000             369,920
                 2005 - 2009                   13,375,000           1,649,200
                                           --------------      --------------
                 Total                     RMB 28,375,000      US$  3,498,800
                                           ==============      ==============



13.  Subsequent Events

     (a) Subsequent to the 1999 year-end, the Company advanced a further US$1,500,000 to complete its capital contribution commitment in Huaxin (see Note 5).

     (b) Subsequent to the 1999 year-end, 104,000 stock options were exercised at $0.50 per share and 10,000 share purchase warrants were exercised at $1.00 per share (see Note 10).

     (c) Subsequent to the 1999 year-end, the Company granted 35,000 stock options at an exercise price of $0.50 per share, expiring January 5, 2004 and 107,500 stock options at an exercise price of $7.00 per share, expiring February 22, 2005, to employees of the Company.

14.  Comparative Figures

     Certain 1998 comparative figures have been reclassified to conform with the financial statement presentation adopted for 1999.

MOORE STEPHENS ELLIS FOSTER LTD.
    CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC  Canada   V6J 1G1
Telephone:  (604) 734-1112  Facsimile: (604) 714-5916
E-Mail: generaldelivery@ellisfoster.bc.ca

-------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD


We have audited the balance sheets of Nanjing Huaxin Bio-pharmaceuticals Co. Ltd. ("the Company") as at June 11, 1999, December 31, 1998 and 1997, and the related statements of stockholders' equity, operations and cash flows for the years ended December 31, 1998 and 1997 and the period from January 1, 1999 to June 11, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 11, 1999, December 31, 1998 and 1997 and the results of its operations and cash flows for the years ended December 31, 1998 and 1997 and the period from January 1, 1999 to June 11, 1999 in conformity with generally accepted accounting principles in the United States.



Vancouver, Canada                          "MOORE STEPHENS ELLIS FOSTER LTD."
February 29, 2000                               Chartered Accountants


-------------------------------------------------------------------------------
MS An independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America.

Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Balance Sheet
(Expressed in US Dollars)


                                                                  June 11               December 31            December 31
                                                                    1999                   1999                    1998
                                                               --------------         ---------------        ---------------
ASSETS

Current
  Cash and cash equivalents                                    $      82,621          $      158,257         $      102,318
  Accounts receivable                                                535,182                 355,451                206,217
  Inventories                                                        193,478                 162,937                 69,852
                                                               --------------         ---------------        ---------------
                                                                     811,281                 676,645                378,387
Fixed assets                                                       1,349,501               1,419,483              1,570,998
                                                               --------------         ---------------        ---------------
Total assets                                                   $   2,160,782          $    2,096,128         $    1,949,385
                                                               ==============         ===============        ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current
  Bank loan                                                    $           -          $            -         $      120,482
  Accounts payable and accrued liabilities                            63,939                  17,736                 19,246
  Due to parent company,
    non-interest bearing                                             633,289                 840,204                553,825
                                                               --------------         ---------------        ---------------
Total liabilities                                                    697,228                 857,940                693,553
                                                               --------------         ---------------        ---------------
Commitments

Stockholders' Equity

Registered capital                                                   602,410                 602,410                602,410

Additional paid in capital                                         1,361,812               1,287,113              1,139,467

Accumulated deficit                                                 (500,668)               (651,335)              (486,045)
                                                               --------------         ---------------        ---------------
Total stockholders' equity                                         1,463,554               1,238,188              1,255,832
                                                               --------------         ---------------        ---------------
Total liabilities and stockholders' equity                     $   2,160,782          $    2,096,128         $    1,949,385
                                                               ==============         ===============        ===============



The accompanying notes are an integral part of these financial statements.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Statement of Stockholders' Equity
Period from January 1, 1997 to June 11, 1999
(Expressed in US Dollars)


                                                              Additional                                                 Total
                                                              Registered          Paid-up          Accumulated        Stockholders'
                                                                Capital           Capital            Deficit            Equity
                                                            -------------      --------------     -------------    ----------------

Balance, December 31, 1996                                  $    602,410       $           -      $          -     $     602,410

Net (loss) for the year                                                -                   -          (486,045)         (486,045)

Fixed assets contributed by parent company                             -           1,007,231                 -         1,007,231

Non-cash interest expense charged by parent company                    -              33,200                 -            33,200

Non-cash services provided by parent company                           -              99,036                 -            99,036
                                                            -------------      --------------     -------------    ----------------
Balance, December 31, 1997                                       602,410           1,139,467          (486,045)        1,255,832

Net (loss) for the year                                                -                   -          (165,290)         (165,290)

Non-cash interest expense charged by parent company                    -              46,200                 -            46,200

Non-cash services provided by parent company                           -             101,446                 -           101,446
                                                            -------------      --------------     -------------    ----------------
Balance, December 31, 1998                                       602,410           1,287,113          (651,335)        1,238,188

Net (loss) for the period                                              -                   -           150,667           150,667

Non-cash interest expense charged by parent company                    -              30,000                 -            30,000

Non-cash services provided by parent company                           -              44,699                 -            44,699
                                                            -------------      --------------     -------------    ----------------
Balance, June 11, 1999                                      $    602,410       $   1,361,812      $   (500,668)    $   1,463,554
                                                            =============      ==============     =============    ================



The accompanying notes are an integral part of these financial statements.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Statement of Operations
(Expressed in US Dollars)


                                                        January 1              January 1               January 1
                                                         1999 to                1998 to                 1997 to
                                                         June 11              December 31             December 31
                                                          1999                   1998                    1997
                                                     --------------          --------------         --------------

Sales                                                $     732,659           $   1,000,790          $     228,067

Cost of sales                                              145,556                 470,023                138,230
                                                     --------------          --------------         --------------
Gross profit                                               587,103                 530,767                 89,837
                                                     --------------          --------------         --------------
Expenses
  Research and development                                  23,616                 210,101                 32,516
  Selling                                                  279,648                 282,399                167,679
  General and administrative                               133,172                 203,557                375,687
                                                     --------------          --------------         --------------
                                                           436,436                 696,057                575,882
                                                     --------------          --------------         --------------
Net income (loss) for the period                     $     150,667           $    (165,290)         $    (486,045)
                                                     ==============          ==============         ==============


The accompanying notes are an integral part of these financial statements.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Statement of Cash Flows
(Expressed in US Dollars)


                                                                       January 1             January 1            January 1
                                                                        1999 to               1998 to              1997 to
                                                                        June 11             December 31          December 31
                                                                          1999                  1998                 1997
                                                                     ------------          ------------         -------------
Cash flows from (used in)
  operating activities
  Net income (loss) for the period                                   $   150,667           $  (165,290)          $  (486,045)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    - depreciation                                                        74,652               176,889                46,097
    - non-cash interest expense charged
        by parent company                                                 30,000                46,200                33,200
    - non-cash services provided by
        parent company                                                    44,699               101,446                99,036
                                                                     ------------          ------------         -------------
                                                                         300,018               159,245              (307,712)
  Changes in assets and liabilities:
    - accounts receivable                                               (179,731)             (149,234)             (206,217)
    - inventories                                                        (30,541)              (93,085)              (69,852)
    - accounts payable and accrued liabilities                            46,203                (1,510)               19,246
                                                                     ------------          ------------         -------------
                                                                         135,949               (84,584)             (564,535)
                                                                     ------------          ------------         -------------
Cash used in investing activities
  Purchase of fixed assets                                                (4,670)              (25,374)             (609,864)
                                                                     ------------          ------------         -------------
Cash flows from (used in)
   financing activities
  Advance from (repayment to) parent company                            (206,915)              286,379               553,825
  Proceeds (repayment) of short-term loan                                      -              (120,482)              120,482
                                                                     ------------          ------------         -------------
                                                                        (206,915)              165,897               674,307
                                                                     ------------          ------------         -------------
Increase (decrease) in cash and
  cash equivalents                                                       (75,636)               55,939              (500,092)

Cash and cash equivalents,
   beginning of period                                                   158,257               102,318               602,410
                                                                     ------------          ------------         -------------
Cash and cash equivalents,
  end of period                                                      $    82,621           $   158,257          $    102,318
                                                                     ============          ============         =============

The accompanying notes are an integral part of these financial statements.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------




Nature of Business

1. The Company was incorporated on January 23, 1996 under the laws of China and is in the business of research and development, production and sales of pharmaceutical products in China.

2.   Significant Accounting Policies

     (a)  Principles of Accounting

          These financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     (b)  Currency of Presentation

          These financial statements, which were originally presented in Chinese RMB, the currency of the Company's primary economic environment, are being translated into U.S. Dollars at the exchange rate of US$1=RMB8.3 for the convenience of the readers.


     (c)  Capital Assets

          Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets on a straight-line basis at the following annual rates:

        Office equipment and furniture             20%
        Leasehold improvements                     Terms of the lease (10 years)
        Production equipment                       10%

     (d)  Inventories

          Inventories are stated at the lower of cost and replacement cost with respect to raw materials and the lower of cost and net realizable value with respect to finished goods. Cost includes direct material, direct labour and overheads. Cost is calculated using the first-in, first-out method. Net realizable value represents the anticipated selling price less all further costs for completion and distribution.


     (e)  Accounting Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------




2.   Significant Accounting Policies (continued)

     (f)  Financial Instruments and Concentration of Risks

          The carrying amounts of cash and cash equivalents, accounts receivable, short-term loan, accounts payable and accrued liabilities and amount due to the parent company approximate their respective fair value due to the short-term nature of these financial instruments.

          The Company is not exposed to significant interest and foreign currency risk arising from these financial instruments. The Company has minimal concentration of credit risks and does not require collateral to support these financial instruments.


     (g)  Cash and Cash Equivalents

          Cash equivalents usually consist of highly liquid investments with maturities of three months or less. As at June 11, 1999, December
              31, 1998 and 1997, cash and cash equivalents consist of cash only.


     (h)  Research and Development

          The Company expenses research and development costs as incurred.


     (i)  Income Taxes

          The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.


     (j)  Comprehensive Income

          In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. SFAS NO. 130 did not change the current accounting treatments for components of comprehensive income.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------

3.   Fixed Assets


                                                                                1999
                                                       --------------------------------------------------------
                                                                             Accumulated            Net book
                                                           Cost              depreciation             value
                                                       -------------      -----------------      --------------

      Office equipment and furniture                   $     78,581        $      22,199         $      56,382
      Production equipment                                  848,818              155,483               693,335
      Leasehold improvements                                719,741              119,957               599,784
                                                       -------------      -----------------      --------------
                                                       $  1,647,140        $     297,639         $   1,349,501
                                                       =============      =================      ===============

                                                                                1998
                                                       --------------------------------------------------------
                                                                             Accumulated           Net book
                                                            Cost             depreciation           value
                                                       -------------      -----------------      --------------

      Office equipment and furniture                   $     77,142        $      15,906         $      61,236
      Production equipment                                  845,587              117,113               728,474
      Leasehold improvements                                719,741               89,968               629,773
                                                       -------------       ---------------        -------------
                                                       $  1,642,470        $     222,987          $  1,419,483
                                                       =============       ===============        =============

                                                                                 1997
                                                       --------------------------------------------------------
                                                                             Accumulated             Net book
                                                            Cost             depreciation              value
                                                       -------------      -----------------      --------------

      Office equipment and furniture                   $     61,219        $       2,485          $     58,734
      Production equipment                                  836,135               25,619               810,516
      Leasehold improvements                                719,741               17,993               701,748
                                                       -------------      -----------------      --------------
                                                       $  1,617,095        $      46,097          $   1,570,998
                                                       =============      =================      ==============


       Depreciation expense was $74,652, $176,889 and $46,097 for the period ended June 11, 1999, and years ended December 31, 1998 and 1997, respectively.


4.   Inventories
                                      1999           1998               1997
                                  ----------      ---------         -----------
       Raw materials              $  54,767       $  30,581         $   34,545
       Work-in-progress              65,217          29,549             31,779
       Finished goods                73,494         102,807              3,528
                                  ----------      ---------         -----------
                                  $ 193,478       $ 162,937         $   69,852
                                  ==========      =========         ===========

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------

5.   Bank Loan

     The loan bears interest at 0.79% per month and was due on November 17, 1998.

6.   Income Taxes

     The Company is subject to income taxes in China on its taxable income as reported in its statutory accounts at a tax rate in accordance with the relevant income tax laws applicable to bio-technology enterprises. The Company is subject to a corporation tax rate of 33% on its taxable income.


     As at June 11, 1999, the Company have estimated losses, for tax purposes, totalling approximately $501,000, which may be applied against future taxable income. Accordingly, there is no tax expense charged to the Statement of Operations for the years ended December 31, 1997 and 1998 and for the period ended June 11, 1999. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

     The tax effect of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:


                                                                           1999            1998             1997
                                                                       -----------    ------------    -------------

          Tax loss carryforwards                                      $  215,000      $  215,000      $   160,000

          Set off against net income for the period                      (50,000)              -                -

          Less: valuation allowance                                     (165,000)       (215,000)        (160,000)
                                                                      -----------    ------------    -------------

                                                                      $        -      $        -      $         -
                                                                      ===========    =============   ==============

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------

7.   Related Party Transactions


     (a)  The following services or goods were provided by the parent company:


                                                           1999             1998              1997
                                                        ---------        ---------         ---------
              Equipment leasing                         $  3,989         $ 15,957          $  3,989
              Interest expense                            30,000           46,200            33,200
              Quality control expenses                     7,803           18,728             4,682
              Rent                                        50,201          120,482            30,120
              Repairs and maintenance                      7,530           18,072             4,518
              Research and development                    18,180           53,868             8,591
              Staff benefits                              42,892           97,832            95,422
              Transportation                               1,807            3,614             3,614
                                                        ---------        ---------         ---------
              Total expenses                            $162,402         $374,753          $184,136
                                                        =========        =========         =========


     The above expenses are included in the statement of operations as follows:


                                                          1999              1998             1997
                                                        ---------        ---------         ---------

              Cost of sales                             $ 80,547        $ 191,524          $ 72,718
              Research and development                    22,169           69,825            12,580
              Selling                                     18,014           41,089            40,077
              General and administrative                  41,672           72,315            58,761
                                                       ---------        ---------         ---------
                                                       $ 162,402        $ 374,753         $ 184,136
                                                       =========        =========         =========



          These expenses were provided at cost or, if they were shared expenses, allocation was based on estimated proportional usage. Interest expense was charged at the annual prime rate on amount owed. Management believes that the method of provision is reasonable.


     (b) In 1997, the Company received $1,609,641 of fixed assets from its parent company. The Company paid cash of $602,410 to purchase these fixed assets and the remaining $1,007,231 was credited as additional paid-up capital of the Company. These fixed assets were transferred at net book value and are included in fixed assets. Management believes that the transfer value is reasonable.

NANJING HUAXIN BIO-PHARMACEUTICALS CO. LTD.

Notes to Financial Statements
June 11, 1999, December 31, 1998 and 1997
(Expressed in US Dollars)
--------------------------------------------------------------------------------


8.   Non-cash Investing and Financing Activities


     (a) In 1997, the parent company contributed $1,007,231 in fixed assets to the Company. This amount is included in the $1,609,642 fixed assets described in Note 7(b).


     (b) The parent company provided non-cash services in transportation and staff housing benefits totalling $44,699, $101,446 and $99,036 for the period ended June 11, 1999, and the years ended December 31, 1998 and 1997, respectively, to the Company. These expenses were charged to operations and disclosed in Note 7(a).


     (c) Interest expenses of $33,200 in fiscal 1997 based on a prime interest rate of 6% per annum, $46,200 in fiscal 1998 based on a prime interest rate of 5.5% per annum and $30,000 in fiscal 1999 on a prime interest rate of 4.75% per annum were recorded by the Company on amounts owed to its parent company. These non-cash expenses were charged to operations and disclosed in Note 7(a).


9.   Subsequent Event

     Subsequent to June 11, 1999, the Company disposed of its cash, inventories, fixed assets and drug distribution licence and manufacturing permit for total proceeds of US$4,000,000.

     The transaction resulted in a gain of approximately $2.7 million.

                          DRAGON PHARMACEUTICALS INC.
                                 & SUBSIDIARIES

Unaudited Pro-forma Consolidated Statement of Operations
(Expressed in US Dollars)
December 31, 1999


Index


Unaudited Pro-forma Consolidated Statement of Operations

Notes to Unaudited Pro-forma Consolidated
  Statement of Operations

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Unaudited Pro-forma Consolidated Statement of Operations
Year Ended December 31, 1999
(Expressed in US Dollars)



                                                           Huaxin
                                            Dragon       January 1
                                         *Year Ended       1999 to
                                         December 31       June 11                            Pro-forma               Pro-forma
                                             1999           1999            Combined         Adjustments               Combined
                                        --------------  ------------     -------------     -----------------       ---------------
Sales                                   $    989,539    $   732,659      $  1,722,198      $           -           $   1,722,198

Cost of sales                                204,473        145,556           350,029             56,197(a)              406,226
                                        --------------  ------------     -------------     -----------------       ---------------

Gross profit                                 785,066        587,103         1,372,169            (56,197)              1,315,972

Interest income                               19,397              -            19,397                  -                  19,397

Research and development expenses                  -        (23,616)          (23,616)                 -                 (23,616)

Selling expenses                            (619,676)      (279,648)         (899,324)                 -                (899,324)

Administrative expenses
 - stock-based compensation               (1,876,000)             -        (1,876,000)                 -              (1,876,000)
 - other administrative expenses          (1,154,666)      (133,172)       (1,287,838)          (113,770)(a)          (1,401,608)
                                        --------------  ------------     -------------     -----------------       ---------------

Income (Loss) before minority interest    (2,845,879)       150,667        (2,695,212)          (169,967)             (2,865,179)

Minority interest                             54,846              -            54,846             (4,825)(b)              50,021
                                        --------------  ------------     -------------     -----------------       ---------------

Net income (loss) for the period       $  (2,791,033)   $   150,667      $ (2,640,366)     $    (174,792)          $  (2,815,158)
                                        ==============  ============     =============     =================       ===============

(Loss) per share
      Basic and diluted                $       (0.27)                                                              $       (0.28)
                                        ==============                                                             ===============

Weighted average common
  shares outstanding
      Basic and diluted                   10,177,452                                                                  10,177,452
                                        ==============                                                             ===============



*    Included Huaxin's operating results from June 11, 1999 onwards

The accompanying notes are an integral part of this unaudited pro-forma consolidated statement of operations

DRAGON PHARMACEUTICALS INC. & SUBSIDIARIES

Notes to the Unaudited Pro-forma Consolidated Statement of Operations
December 31, 1999
(Expressed in US Dollars)
-------------------------------------------------------------------------------

1.   Basis of Presentation

     The unaudited pro-forma consolidated statement of operations reflects adjustments to Dragon Pharmaceuticals Inc. and Subsidiaries' ("the Company") historical consolidated statement of operations for the year ended December 31, 1999, to give effect to the acquisition of Nanjing Huaxin Bio-pharmaceutical Co. Ltd. ("Huaxin") which was completed on June 11, 1999, as if it had occurred on January 1, 1999.

     The unaudited pro-forma consolidated statement of operations has been prepared based on the purchase method of accounting. It does not purport to be indicative of the results which would actually have been obtained if the combination had been in effect on the date indicated or which may be obtained in the future.

     The pro-forma calculation presented here are shown for comparative purposes only, and it should be noted that the Company's historical financial statements would reflect the effects of the acquisition only from the date (June 11, 1999) such acquisition occurred.

     The unaudited pro-forma consolidated statement of operations has been prepared by management based upon the historical financial statements included elsewhere herein and as filed on Form 10-K. The unaudited pro-forma consolidated statement of operations should be read in conjunction with the Company's historical consolidated statement of operations for the year ended December 31, 1999 and related notes.


2.   Pro-forma Adjustments


     (a) These pro-forma adjustments relate to the increase of amortization of fixed assets, licence and permits based on the acquisition costs of these assets.

     (b) The pro-forma adjustment related to the allocation of net income for the period from January 1, 1999 to June 11, 1999 to minority interest.